Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-192883
333-192883-03

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these notes or accept any offer to buy these notes until the issuer delivers this preliminary prospectus supplement to you in final form. We are not using this preliminary prospectus supplement to offer or to sell the notes or to solicit offers to buy the notes in any place where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated December 16, 2013)

US$

Braskem Finance Limited

(Incorporated in the Cayman Islands)

        % Notes due 20

Unconditionally Guaranteed by

Braskem S.A.

(Incorporated in the Federative Republic of Brazil)

The notes will bear interest at the rate of         % per year. Interest on the notes is payable on                  and                  of each year, beginning on                 , 2014. The notes will mature on                 , 20    .

Braskem Finance Limited, or Braskem Finance, or Braskem S.A., or Braskem, may, at its option, redeem the notes, in whole or in part, at any time, by paying 100% of the principal amount of the notes plus the applicable “make-whole” amount and accrued interest and additional amounts, if any. The notes may also be redeemed, in whole but not in part, at 100% of their principal amount plus accrued interest and additional amounts, if any, at any time upon the occurrence of specified events relating to Brazilian or Cayman Islands tax law, as set forth in this prospectus supplement. See “Description of the Notes—Redemption.”

If a specified Change of Control event as described herein occurs, unless Braskem Finance or Braskem has exercised its option to redeem the notes, Braskem will be required to offer to purchase the notes at the price described in this prospectus supplement.

The notes will be senior unsecured obligations of Braskem Finance, ranking equal in right of payment with all of its other existing and future senior unsecured debt. The guarantees will be senior unsecured obligations of Braskem, ranking equal in right of payment with all of its other existing and future senior unsecured debt.

Investing in the notes involves risks. See “Risk Factors” beginning on page 14 of our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement, and “Risk Factors” beginning on page 11 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	US$
Underwriting discount		%	US$
Proceeds before expenses to Braskem		%	US$

(1)	Plus accrued interest from , 2014, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are being offered pursuant to an exemption from prospectus requirements under the Directive 2003/71/EC (as amended) of the European Union, and this prospectus supplement has not been approved by a competent authority within the meaning of that Directive.

Price:         % plus accrued interest from                 , 2014.

The underwriters expect to deliver the notes to purchasers on or about                     , 2014 in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, or Clearstream.

Joint Book-Running Managers

Bradesco BBI
Citigroup
Credit Agricole CIB
Deutsche Bank Securities
HSBC

Co-manager

Standard Chartered Bank

The date of this prospectus supplement is                     , 2014.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide you with different information. None of Braskem, Braskem Finance or the underwriters is making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of notes by Braskem Finance. The second part, the accompanying prospectus, represents more general information about this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined and when we refer to the “accompanying prospectus,” we are referring to the base prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus we prepare or authorize. Braskem and Braskem Finance have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither Braskem nor Braskem Finance is making an offer to sell the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “our company,” “we,” “our,” “ours,” “us” or similar terms are to Braskem and its consolidated subsidiaries and jointly controlled companies.

S-ii

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed by us separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 8, 2013, containing our audited consolidated financial statements as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, 2011 and 2010, which we refer to herein as the Braskem Annual Report;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our current report on Form 6-K furnished to the SEC on November 12, 2013 containing our unaudited condensed consolidated interim financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012;

•	our current report on Form 6-K furnished to the SEC on December 16, 2013 containing (1) our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the nine months ended September 30, 2013 and (2) a statement regarding the computation of our ratio of earnings to fixed charges; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to:

Braskem S.A.

Attn: Investor Relations Department

Avenida das Nações Unidas, 8501

05425-070, São Paulo, SP

Telephone: +(55-11) 3576-9000

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our reports filed with the SEC that are incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

Our forward-looking statements may be influenced by numerous factors, including the following:

•	general economic, political and business conditions in our company’s markets, both in Brazil and abroad, including demand and prices for petrochemical products;

•	interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar;

•	the cyclical nature of the global petrochemical industry;

•	competition in the Brazilian and global petrochemical industries;

•	prices of naphtha, natural gas, propylene and other raw materials;

•	actions taken by our major shareholders;

•	the payment of dividends or interest on shareholders’ equity;

•	our ability to implement our financing strategy and to obtain financing on satisfactory terms;

•	the implementation of our principal operating strategies, including our potential participation in acquisition, divestiture or joint venture transactions or other investment opportunities;

•	our progress in integrating the operations of companies or assets that we may acquire in the future, so as to achieve the anticipated benefits of these acquisitions;

•	changes in laws and regulations, including, among others, laws and regulations affecting tax and environmental matters and import tariffs in other markets in which we operate or to which we export our products;

•	future changes in Brazilian policy and related actions undertaken by the Brazilian government;

•	decisions rendered in major pending or future tax, labor and other legal proceedings; and

•	other factors identified under “Risk Factors” herein and in the reports filed with the SEC that are incorporated by reference in this prospectus.

Our forward-looking statements are not guarantees of future performance, and our actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

S-iv

SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and in the documents incorporated by reference herein. This summary is not complete and may not contain all the information that may be important to you in considering an investment in the notes. Before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein for a more complete understanding of our business and this offering, including our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement, and the sections entitled “Risk Factors” included elsewhere or incorporated by reference in this prospectus supplement.

Braskem

We are the largest producer of thermoplastic resins in the Americas, based on the annual production capacity of our 29 plants in Brazil, five plants in the United States and two plants in Germany as of September 30, 2013. We are the only producer of ethylene, polyethylene and polypropylene in Brazil. We produce a diversified portfolio of petrochemical and thermoplastic products and have a strategic focus on thermoplastic resins, including polyethylene, polypropylene and polyvinyl chloride, or PVC. We are also the sixth largest global producer by thermoplastic resin capacity and the largest producer of biopolymers worldwide. We recorded net sales revenue of R$29,523.6 million and a net profit of R$492.4 million during the nine-month period ended September 30, 2013, and net sales revenue of R$35,513.4 million and a net loss of R$738.3 million during the year ended December 31, 2012.

Our business operations are organized into four production business units, which correspond to our principal production processes, products and services. Our business units are as follows:

•	Basic Petrochemicals, which accounted for net sales revenue of R$18,882.3 million, or 49.5% of the net sales revenue of all segments, including net sales to our other business units, and had an operating margin of 7.4% during the nine-month period ended September 30, 2013;

•	Polyolefins, which accounted for net sales revenue of R$12,435.8 million, or 32.6% of the net sales revenue of all segments, including net sales to our other business units, and had an operating margin of 8.9% during the nine-month period ended September 30, 2013;

•	USA and Europe Unit, which accounted for net sales revenue of R$4,902.6 million, or 12.9% of the net sales revenue of all segments, including net sales to our other business units, and had an operating margin of 1.0% during the nine-month period ended September 30, 2013; and

•	Vinyls, which accounted for net sales revenue of R$1,903.4 million, or 5.0% of the net sales revenue of all segments, including net sales to our other business units, and had an operating margin of 2.1% during the nine-month period ended September 30, 2013.

Basic Petrochemicals Unit

Our Basic Petrochemicals Unit owns and operates the basic petrochemicals production facilities located in each of the petrochemical complexes in Brazil. Our Basic Petrochemicals Unit had one of the largest annual production capacities of all first generation producers in Latin America as of September 30, 2013. This unit owns and operates the raw materials centers serving:

•	the petrochemical complex located in Camaçari in the State of Bahia, or the Northeastern Complex, which had an annual ethylene production capacity of 1,280,000 tons as of September 30, 2013;

•	the petrochemical complex located in Triunfo in the State of Rio Grande do Sul, or the Southern Complex, which had an annual ethylene production capacity of 1,452,000 tons, including green ethylene, as of September 30, 2013;

•	the petrochemical complex located in Capuava in the State of São Paulo, which had an annual ethylene production capacity of 700,000 tons as of September 30, 2013; and

•	the petrochemical complex located in Duque de Caxias in the State of Rio de Janeiro, which had an annual ethylene production capacity of 520,000 tons as of September 30, 2013.

Our raw materials centers produce:

•	olefins, such as ethylene, polymer and chemical grade propylene, butadiene, isoprene and butene-1;

•	aromatics, such as benzene, toluene, and xylenes (including para-xylene, ortho-xylene and mixed xylene);

•	fuels, such as automotive gasoline and liquefied petroleum gas;

•	intermediates, such as cumene; and

•	other basic petrochemicals, such as ethyl tertiary butyl ether, solvent C9 and pyrolysis C9.

The basic petrochemicals products of our Basic Petrochemicals Unit are used primarily in the manufacture of intermediate second generation petrochemical products, including those manufactured by our Polyolefins Unit and our Vinyls Unit.

Polyolefins Unit

As of September 30, 2013, our Polyolefins Unit had polyolefins production facilities located in each of the petrochemicals complexes in Brazil, and had an annual polyethylene production capacity of 3,031,000 tons and an annual polypropylene production capacity of 1,965,000 tons, the largest annual production capacities of all second generation producers in Latin America at that date.

Our Polyolefins Unit produces:

•	polyethylene, including low density polyethylene, or LDPE, linear low density polyethylene, or LLDPE (including LLDPE produced using “green” ethylene), high density polyethylene, or HDPE (including HDPE produced using “green” ethylene), and ultra-high molecular weight polyethylene, or UHMWPE;

•	polypropylene; and

•	ethyl vinyl acetate copolymer.

USA and Europe Unit

As of September 30, 2013, our USA and Europe Unit had an annual polypropylene production capacity of 1,970,000 tons and had the largest annual polypropylene production capacity in the United States. Our USA and Europe Unit includes the operations of: (1) Braskem America Inc., or Braskem America, which consists of three polypropylene plants in the United States that it acquired from Sunoco Inc. (R&M) in April 2010 and two additional polypropylene plants in the United States that it acquired from Dow Chemical Company, or Dow, in September 2011; and (2) two polypropylene plants in Germany that it acquired from Dow in September 2011.

Vinyls Unit

We are the leading producer of PVC in Brazil, based on sales volumes during the nine-month period ended September 30, 2013. As of September 30, 2013, our PVC production facilities had an annual PVC production capacity of 710,000 tons and an annual caustic soda production capacity of 539,000 tons. Our Vinyls Unit owns and operates plants located in the Northeastern Complex, and in Marechal Deodoro and Maceió in the State of Alagoas.

Our Vinyls Unit is the only vertically integrated producer of PVC in Brazil. Our PVC production is integrated through our production of chlorine, ethylene and other raw materials. Our Vinyls Unit also manufactures caustic soda, which is used by producers of aluminum and paper.

In 2012, we had an approximate 50.1% share of the Brazilian PVC market, based on sales volumes of our Vinyls Unit.

Strategy

Our strategic goal is to be the world leader in the production of chemicals from renewable resources and/or using production processes that generate fewer emissions, which we refer to as “sustainable chemistry,” by 2020.

The key elements of our strategy include:

•	Differentiation of Our Business—we seek to establish close, long-term relationships with our customers, in order to foster customer loyalty during periods of lower demand, by providing technological support and solutions to our customers, and developing new products and applications and, consequently, new business opportunities for them.

•	Acquisition of Traditional and Renewable Feedstocks at Competitive Prices—we have ongoing programs to reduce operating costs by diversifying our sources of feedstocks and energy and negotiating more competitive terms for these raw materials in our production processes.

•	Expansion in Selected International Markets—we plan to expand the production capacity of our business units during the next several years through the acquisition of petrochemical producers outside Brazil that currently compete with us or produce complementary products and by constructing new facilities outside Brazil (greenfield projects) with access to competitive raw material sources independently or in conjunction with third parties.

•	New Business Opportunities—we pursue new business opportunities by developing new and specialized products, such as “green” polyethylene and polypropylene, specialized production processes for LLDPE and LDPE, and new applications for UHMWPE.

•	Technological Development to Support Our Growth and Vision—we seek to build a strong position in the technological development of chemicals from renewable resources and/or using production processes that generate fewer emissions by investing in research, development and technological innovation focused on transformative, emerging and conventional technologies.

Principal Shareholder

Our controlling shareholder is Odebrecht Serviços e Participações S.A., or OSP, which is wholly-owned, directly or indirectly, by Odebrecht S.A., or Odebrecht. Odebrecht, directly or through its subsidiary OSP, owns 38.3% of our outstanding share capital, including 50.1% of our voting share capital.

Odebrecht is a member of a group of companies controlled by the Odebrecht family, which we refer to as the Odebrecht Group. The Odebrecht Group is one of the five largest Brazilian-owned private sector conglomerates based on net sales revenue in 2012 (the latest year for which this information is available).

Our other principal shareholder is Petróleo Brasileiro S.A.–Petrobras, or Petrobras, which owns 36.2% of our outstanding share capital, including 47.0% of our voting share capital. Petrobras is a government-owned integrated oil and gas company that is the largest corporation in Brazil and one of the largest companies in Latin America in terms of revenues. Petrobras operates most of Brazil’s producing oil and gas fields, holds a large base of proved reserves and a fully developed operational infrastructure, operates substantially all the refining capacity in Brazil, participates in most aspects of the Brazilian natural gas market and is active in 21 countries.

Petrobras and the Odebrecht Group are parties to our primary shareholders’ agreement, dated February 8, 2010, relating to, among other matters, the voting and transfer of our shares. The Odebrecht Group is also party to other shareholders’ agreements and related contracts, as discussed in “Item 7. Major Shareholders and Related Party Transactions—Shareholders’ Agreements” in the Braskem Annual Report.

Our Corporate Structure

The following chart presents our ownership structure and the corporate structure of our principal subsidiaries on the date of this prospectus supplement. The percentages in bold italics represent the direct or indirect percentage of the voting share capital owned by each entity, and the percentages not in bold italics represent the direct or indirect percentage of the total share capital owned by each entity.

(1)	Braskem America is wholly owned by Braskem Europe GmbH, which is wholly owned by Braskem Netherlands B.V.

Braskem Finance

Braskem Finance is a direct wholly-owned subsidiary of Braskem. Braskem Finance is an exempted company which was incorporated with limited liability under the laws of the Cayman Islands on December 28, 2007. The address of the registered office of Braskem Finance is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

As of January 14, 2014, Braskem Finance’s authorized share capital consisted of 10,000 ordinary shares, par value US$1.00 per share. One share has been issued as fully paid and non-assessable and is owned by Braskem.

The memorandum and articles of association of Braskem Finance provide for a board of directors composed of not less than one member. All directors of Braskem Finance are appointed by Braskem. The directors of Braskem Finance are Mario Augusto da Silva, Marcelo de Oliveira Cerqueira and Gustavo Sampaio Valverde, each an executive officers of Braskem. As directors of Braskem Finance, subject to compliance with customary fiduciary duties of directors of Cayman Islands companies, they act in accordance with the interests of Braskem, the sole shareholder of Braskem Finance.

Under Braskem Finance’s memorandum and articles of association, Braskem Finance is permitted to engage in any act or activity that is not prohibited under any law for the time being in force in the Cayman Islands. However, Braskem Finance’s ability to incur indebtedness (other than the notes and other indebtedness ranking equally with the notes), make investments, pay dividends or distributions on its capital stock, redeem its capital stock or incur liens on its property and assets are substantially limited.

Braskem Finance is not required by Cayman Islands law to publish, and does not publish, financial statements for any period. However, if it publishes any financial statements in the future, these financial statements will be sent to you upon request of Braskem Finance or the trustee. Braskem Finance does not have subsidiaries or hold any equity investments.

The Offering

The following summary contains basic information about the notes and the guarantees and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” of this prospectus supplement and the sections entitled “Description of the Debt Securities” and “Description of the Guarantees” in the accompanying prospectus.

Issuer	Braskem Finance Limited.

Guarantor	Braskem S.A.

Notes offered	US$ million aggregate principal amount of % Notes due 20 .

Issue price	%.

Maturity date	, 20 .

Interest payment dates	and , beginning on , 2014.

Interest	The notes will bear interest from , 2014 at the annual rate of %, payable semi-annually in arrears on each interest payment date.

Ranking	The notes will be senior unsecured obligations of Braskem Finance. As of September 30, 2013, Braskem Finance had outstanding debt in the aggregate amount of US$3,637.6 million.

Braskem’s guarantees will be senior unsecured obligations of Braskem ranking:

•	equal in right of payment to other existing and future senior unsecured debt of Braskem;

•	senior in right of payment to Braskem’s subordinated debt; and

•	effectively subordinated to debt and other liabilities (including subordinated debt and trade payables) of Braskem’s subsidiaries (other than Braskem Finance) and to secured debt of Braskem to the extent of such security.

As of September 30, 2013, Braskem had (1) consolidated corporate debt, net of transaction costs, of R$18,163.4 million (US$8,145.0 million), and (2) consolidated project debt of R$3,300.1 million (US$1,479.9 million). Of the consolidated corporate debt, R$4,077.7 million (US$1,828.6 million) was unsecured debt of Braskem, R$2,792.1 million (US$1,252.1 million) was secured debt of Braskem, R$3,181.6 million (US$1,426.7 million) was debt of Braskem’s subsidiaries and special purpose entities (other than Braskem Finance and Braskem Idesa S.A.P.I.).

Optional redemption	Braskem Finance or Braskem may, at its option, redeem the notes, in whole or in part, at any time, by paying 100% of the principal amount of the notes plus the applicable “make-whole” amount and accrued and unpaid interest and additional amounts, if any, to the redemption date as described under “Description of the Notes— Redemption—Optional Redemption.”

Tax redemption	Braskem Finance or Braskem may, at its option, redeem the notes, in whole but not in part, at 100% of their principal amount, plus accrued and unpaid interest and additional amounts, if any, to the redemption date, upon the occurrence of specified events relating to Brazilian or Cayman Islands tax law. See “Description of the Notes—Redemption—Tax Redemption.”

Purchase of the notes upon Change of Control event	If a specified Change of Control event occurs as described in this prospectus supplement, unless Braskem Finance or Braskem has exercised its option to redeem the notes, Braskem will be required to offer to purchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to the purchase date. See “Description of the Notes—Purchase of Notes Upon Change of Control Event.”

Additional amounts	Payments of interest on the notes or payments on the guarantees will be made after withholding and deduction for any Brazilian or Cayman Islands taxes as set forth under “Taxation.” Braskem Finance or Braskem will pay such additional amounts as will result in receipt by the holders of notes of such amounts as would have been received by them had no such withholding or deduction for Brazilian or Cayman Islands taxes been required, subject to certain exceptions described under “Description of the Notes—Additional Amounts.”

All references to principal, premium, if any, and interest in respect of the notes will be deemed to be refer to any additional amounts which may be payable as set forth in the indenture or the notes.

Covenants of Braskem Finance	The supplemental indenture governing the notes will prohibit the incurrence of debt (other than the notes and other indebtedness ranking equally with or subordinated to the notes) by Braskem Finance and will impose certain other limitations and restrictions on Braskem Finance as described under “Description of the Notes—Additional Limitations on Braskem Finance and Braskem.”

Covenants of Braskem	The indenture will limit the creation of liens by Braskem and its subsidiaries and will permit Braskem to consolidate or merge with, or transfer all or substantially all of its assets to, another person only if it complies with certain requirements. However, these covenants are subject to a number of important exceptions. See “Description of the Notes—Covenants.”

Events of default	The indenture will set forth the events of default applicable to the notes, including an event of default triggered by cross-acceleration of other debt of Braskem and its subsidiaries in a total amount of US$100.0 million or more.

Substitution of issuer

Braskem Finance may, without the consent of the holders of the notes and subject to certain conditions, be replaced and substituted by Braskem or any wholly-owned subsidiary of Braskem as principal debtor in respect of the notes. See “Description of the Debt

Securities—Substitution of Braskem Finance, Braskem America Finance or Braskem Austria Finance as Issuer of the Debt Securities” in the accompanying prospectus.

Further issuances	We may from time to time, without the consent of the holders of the notes, issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall form a single series and vote together with the notes.

Form and denomination	The notes will be issued in the form of global notes in fully registered form without interest coupons. The global notes will be exchangeable or transferable, as the case may be, for definitive certificated notes in fully registered form without interest coupons only in limited circumstances. The notes will be issued in registered form in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. See “Description of the Notes—Form, Denomination and Title.”

Use of proceeds	We expect the net proceeds to Braskem Finance from the sale of the notes to be approximately US$ million, after deducting the fees and estimated expenses of the offering. We intend to use the net proceeds of this offering to purchase from HSBC Securities (USA) Inc. notes acquired by HSBC Securities (USA) Inc. in a tender offer that it will commence immediately following the pricing of this offering and, in the event that there are any remaining net proceeds, to apply those proceeds to reduce debt and for other corporate purposes.

Settlement	The notes will be delivered in book-entry form only through the facilities of DTC for the accounts of its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream, and will trade in DTC’s Same-Day Funds Settlement System. See “Clearance and Settlement.”

The underwriters expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this offering memorandum, which will be the eleventh business day following the date of the pricing of the notes. Because trades in the secondary market generally settle in three business days, purchasers who wish to trade bonds on the date of pricing or the next succeeding seven business days will be required, by virtue of the fact that the bonds initially will settle in T+11, to specify alternative settlement arrangements to prevent a failed settlement.

Governing law	The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, registrar, paying agent and transfer agent	The Bank of New York Mellon.

Risk factors	Prospective investors should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in the notes. In particular, we urge prospective investors to carefully consider the information set forth under “Risk Factors” for a discussion of risks and uncertainties relating to us, our subsidiaries, our business, our equity holders and an investment in the notes.

Conflicts of interest	As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund our purchase of certain outstanding notes of Braskem Finance acquired by HSBC Securities (USA) Inc. in a tender offer that it will commence immediately following the pricing of this offering. As a result of that tender offer, an affiliate of HSBC Securities (USA) Inc. may be a holder of certain outstanding notes of Braskem Finance and may receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds are being used, this offering will be conducted in accordance with Financial Industry Regulatory Authority, or FINRA, Rule 5121.

Summary Historical and Other Information

Summary Historical Financial and Other Information

The following summary financial information as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements, prepared in accordance with International Financial Reporting Standards, or IFRS, and included in the Braskem Annual Report, except for the financial information as of December 31, 2012 that has been restated to reflect the impacts of the adoption of IAS 19—Employee Benefit and has been derived from our unaudited condensed consolidated interim financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012. The following summary financial data as of December 31, 2010 and 2009 and for the year ended December 31, 2009 have been derived from our audited consolidated financial statements, prepared in accordance with IFRS, which are not included or incorporated into this prospectus supplement or the accompanying prospectus. The consolidated financial statements as of and for the years ended December 31, 2010 and 2009 were our first annual consolidated financial statements to be prepared in accordance with IFRS. Therefore, we are only presenting information related to the years ended December 31, 2012, 2011, 2010 and 2009.

The following summary financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012 has been derived from our unaudited consolidated financial statements included in the Braskem Third Quarter Interim Report. The results for the nine-month period ended September 30, 2013 are not necessarily indicative of the results to be expected for the entire year ended December 31, 2013.

This financial information should be read in conjunction with (1) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated interim financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012 and the related notes thereto, which are included in the Braskem Third Quarter Interim Report, and (2) “Item 5: Operating and Financial

Review and Prospects,” “Item 11: Quantitative and Qualitative Disclosures about Market Risk,” and our audited financial statements and the related notes thereto, each of which is included in the Braskem Annual Report.

	For the Nine-Month Period Ended September 30,						For the Year Ended December 31,
	2013(1)		2013		2012		2012(1)		2012		2011(2)		2010(2)(3)		2009(4)
	(in millions of US$)		(in millions of reais)				(in millions of US$)		(in millions of reais)
Statement of Operations Data:
Net sales revenue	US$	13,239.3	R$	29,523.6	R$	26,281.9	US$	15,925.3	R$	35,513.4	R$	32,497.1	R$	25,025.7	R$	16,136.1
Cost of products sold		(11,566.1)		(25,792.3)		(23,900.9)		(14,443.9)		(32,210.0)		(28,819.4)		(21,028.9)		(13,529.7)

Gross profit		1,673.2		3,731.3		2,381.0		1,481.4		3,303.4		3,677.7		3,996.8		2,606.4
Selling and distribution expenses		(326.8)		(728.7)		(692.6)		(434.3)		(968.4)		(799.7)		(689.1)		599.5
General and administrative expenses		(330.4)		(736.8)		(743.1)		(447.7)		(998.3)		(934.8)		(931.1)		(648.3)
Research and development expenses		(35.5)		(79.1)		(79.7)		(47.6)		(106.2)		(99.1)		(78.8)		(63.1)
Results from equity investments		(0.8)		(1.7)		(32.7)		(11.6)		(25.8)		(1.7)		18.2		3.2
Results from business combinations		—		—		—		—		—		30.0		975.3		102.1
Other operating income (expenses), net		(44.9)		(100.1)		288.2		149.7		333.9		(3.6)		(96.6)		3.5

Operating profit		934.8		2,084.9		1,121.1		689.9		1,538.6		1,868.8		3,194.7		1,404.3
Financial expenses		(807.0)		(1,799.5)		(3,129.5)		(1,750.0)		(3,902.5)		(3,551.7)		(1,692.0)		685.4
Financial income		220.1		490.9		353.1		237.8		530.2		765.0		364.9		(331.3)

Profit (loss) before income tax and social contribution		347.9		776.3		(1,655.3)		(822.3)		(1,833.7)		(917.9)		1,867.6		1,758.4
Current and deferred income tax and social contribution		(127.3)		(283.9)		682.7		355.8		793.4		373.7		6.1		(1,359.9)

Profit (loss) for the period of continued operations		220.6		492.4		(972.6)		(466.5)		(1,040.3)		(544.2)		1,873.7		398.5
Discontinued operations results		—		—		(32.6)		135.4		302.0		56.0		15.8

Profit (loss) for the period	US$	220.6	R$	492.4	R$	(1,005.2)	US$	(331.1)	R$	(738.3)	R$	(488.2)	R$	1,889.5	R$	398.5

(1)	Translated for convenience only using the selling rate as reported by the Brazilian Central Bank (Banco Central do Brasil), or Central Bank, as of September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.
(2)	The financial information for 2011 and 2010, presented for comparison purposes against 2012, was restated to reflect the impacts of the discontinued operations of Cetrel S.A., Distribuidora de Água Camaçari (formerly Braskem Distribuidora S.A.), IQ Soluções & Química S.A., which we refer to as QuantiQ, and IQAG Armazéns Gerais Ltda.
(3)	Includes Braskem America as from April 1, 2010, Quattor Participações S.A., or Quattor (which name was subsequently changed to Braskem Qpar S.A.), and its subsidiaries, Unipar Comercial e Distribuidora S.A., or Unipar Comercial, and Polibutenos S.A. Indústrias Químicas, or Polibutenos, as from May 1, 2010.
(4)	The financial information for 2009 has not been restated to reflect the impacts of the discontinued operations described above in footnote 2 because such impacts did not have a material effect in 2009.

	As of September 30,				As of December 31,
	2013(1)		2013		2012(1)		2012(2)		2012(3)	2011(4)		2010(4)(5)		2009(4)
	(in millions of US$)		(in millions of reais)		(in millions of US$)		(in millions of reais)
Balance Sheet Data:
Cash and cash equivalents	US$	1,728.7	R$	3,854.9	US$	1,474.3	R$	3,287.6	R$3,287.6	R$	2,986.8	R$	2,624.3	R$	2,945.0
Short-term trade accounts receivable		1,181.1		2,633.8		1,043.3		2,326.5	2,326.5		1,843.8		1,894.6		1,666.5
Inventories		2,196.1		4,897.3		1,839.5		4,102.1	4,102.1		3,623.5		3,015.7		1,721.8
Property, plant and equipment		10,679.5		23,815.3		9,496.3		21,176.8	21,176.8		20,662.7		19,366.3		10,947.7
Total assets		20,531.6		45,785.4		18,461.9		41,170.0	41,163.6		37,397.2		34,477.5		23,371.8
Short-term borrowings (including current portion of long-term borrowings)		1,117.5		2,492.0		823.3		1,836.0	1,836.0		1,391.8		1,206.4		1,890.5
Short-term debentures (including current portion of debentures)		—		—		—		—	—		—		517.7		316.7
Long-term borrowings		7,027.5		15,671.3		7,029.4		15,675.6	15,675.6		13,753.0		11,004.3		7,434.9
Long-term debentures		—		—		—		—	—		19.1		—		500.0
Capital		3,606.8		8,043.2		3,606.8		8,043.2	8,043.2		8,043.2		8,043.2		5,473.2
Shareholders’ equity (including non-controlling interest)		3,665.8		8,174.8		3,879.8		8,652.0	8,663.8		9,979.9		10,408.3		4,978.6

(1)	Translated for convenience only using the selling rate as reported by the Central Bank as of September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.
(2)	The financial information for 2012 has been restated to reflect the impacts of the adoption of IAS 19—Employee Benefits and has been derived from our unaudited condensed consolidated interim financial information as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012.
(3)	We are including the financial information for 2012 prepared on the same basis as 2011, 2010 and 2009 for comparative purposes.
(4)	The financial information for 2011, 2010 and 2009 has not been restated to reflect the impacts of the IAS 19—Employee Benefits because such impacts did not have a material effect in such periods.
(5)	Includes Braskem America as from April 1, 2010, Quattor and its subsidiaries, Unipar Comercial and Polibutenos as from May 1, 2010.

	At and For the Nine-Month Period Ended September 30,						At and For the Year Ended December 31,
	2013(1)		2013		2012		2012(1)		2012		2011		2010(2)		2009
	(in millions of US$, except as indicated)		(in millions of reais, except as indicated)				(in millions of US$, except as indicated)		(in millions of reais, except as indicated)
Other Financial and Operating Information:

Cash Flow Information:
Net cash generated by (used in):
Operating activities	US$	660.3	R$	1,472.5	R$	2,018.6	US$	1,153.3	R$	2,571.8	R$	2,777.5	R$	2,720.4	R$	598.7
Investing activities		(1,585.4)		(3,535.4)		(1,859.4)		(1,271.0)		(2,834.3)		(2,866.5)		(2,387.6)		(824.7)
Financing activities		1,161.1		2,589.2		491.5		284.3		633.9		494.7		(388.3)		495.3

Other Information:
Capital expenditures:
Property, plant and equipment	US$	(1,758.7)	R$	(3,921.9)	R$	(1,850.7)	US$	(1,252.4)	R$	(2,792.9)	R$	(2,252.5)	R$	(1,689.0)	R$	(811.7)
Investments in other companies		—		—		—		—		—		(619.2)		(939.4)		(1.5)

Domestic Sales Volume Data (in thousands of tons):(3)
Ethylene				2,546.6		2,561,2				3,329.3		3,097.4		2,949.9		2,253.2
Propylene				1,023.0		1,004.3				1,170.4		1,123.1		1,212.1		994.6
Polyethylene				1,330.1		1,258.2				1,668.2		1,524.9		1,546.8		1,048.4
Polypropylene				964.1		920.1				1,233.3		1,149.8		1,086.9		698.5
Polyvinyl chloride (PVC)				457.8		404.7				560.9		484.0		504.9		457.4

(1)	Translated for convenience only using the selling rate as reported by the Central Bank as of September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.
(2)	Includes Braskem America as from April 1, 2010, Quattor and its subsidiaries, Unipar Comercial and Polibutenos as from May 1, 2010.
(3)	Including intra-company sales within our company. Intra-company sales of ethylene totaled approximately 2,147,382 tons in the nine-month period ended September 30, 2013, 2,160,127 tons in the nine-month period ended September 30, 2012, 2,805,500 tons in 2012, 2,606,100 tons in 2011, 2,511,500 tons in 2010 and 1,928,300 tons in 2009. Intra-company sales of propylene totaled approximately 753,144 tons in the nine-month period ended September 30, 2013, 735,930 tons in the nine-month period ended September 30, 2012, 950,000 tons in 2012, 905,400 tons in 2011, 926,300 tons in 2010 and 628,800 tons in 2009.

RISK FACTORS

The Braskem Annual Report, which is incorporated by reference in this prospectus supplement, includes extensive risk factors relating to our company, the petrochemical industry and Brazil. Prospective purchasers of notes should carefully consider the risks discussed below and in the Braskem Annual Report, as well as the other information included in or incorporated by reference into this prospectus supplement, before deciding to purchase any notes. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the trading price of the notes could decline and you could lose all or part of your investment.

The risk factors discussed below and in the Braskem Annual Report are not the only risks that we face, but are the risks that we currently consider to be material. There may be additional risks that we currently consider immaterial or of which we are currently unaware, and any of these risks could have similar effects to those set forth below and in the Braskem Annual Report.

Risks Relating to the Notes and the Guarantees

Because Braskem Finance has no operations of its own, holders of the notes must depend on Braskem to provide Braskem Finance with sufficient funds to make payments on the notes when due.

Braskem Finance, a wholly-owned subsidiary of Braskem incorporated in the Cayman Islands, has no operations other than the issuing and making payments on the notes and other indebtedness ranking equally with the notes, and using the proceeds therefrom as permitted by the documents governing these issuances, including lending the net proceeds of the notes and other indebtedness incurred by Braskem Finance to Braskem and subsidiaries of Braskem. Accordingly, the ability of Braskem Finance to pay principal, interest and other amounts due on the notes and other indebtedness will depend upon the financial condition and results of operations of Braskem and its subsidiaries that are creditors of Braskem Finance. In the event of an adverse change in the financial condition or results of operations of Braskem and its subsidiaries that are creditors of Braskem Finance, these entities may be unable to service their indebtedness to Braskem Finance, which would result in the failure of Braskem Finance to have sufficient funds to repay all amounts due on or with respect to the notes.

Payments on Braskem’s guarantees will be junior to Braskem’s secured debt obligations and effectively junior to debt obligations of Braskem’s subsidiaries and jointly controlled companies.

The notes will be fully guaranteed by Braskem on an unsecured basis. The Braskem guarantees will constitute senior unsecured obligations of Braskem. The guarantees will rank equal in right of payment with all of Braskem’s other existing and future senior unsecured indebtedness. Although the guarantees will provide the holders of the notes with a direct, but unsecured claim on Braskem’s assets and property, payment on the guarantees will be subordinated to secured debt of Braskem to the extent of the assets and property securing such debt. Payment on the guarantees will also be structurally subordinated to the payment of secured and unsecured debt and other creditors of Braskem’s subsidiaries and jointly controlled companies.

Upon any liquidation or reorganization of Braskem, any right of the holders of the notes, through enforcement of the guarantees, to participate in the assets of Braskem, including the capital stock of its subsidiaries and jointly controlled entities, will be subject to the prior claims of Braskem’s secured creditors, and to participate in the assets of Braskem’s subsidiaries and jointly controlled entities will be subject to the prior claims of the creditors of its subsidiaries and jointly controlled entities. The indenture relating to the notes includes a covenant limiting the ability of Braskem and its subsidiaries to create or suffer to exist liens, although this limitation is subject to significant exceptions.

As of September 30, 2013, Braskem had (1) consolidated corporate debt, net of transaction costs, of R$18,163.4 million (US$8,145.0 million), and (2) consolidated project debt of R$3,300.1 million

(US$1,479.9 million). Of the consolidated corporate debt, R$4,077.7 million (US$1,828.6 million) was unsecured debt of Braskem, R$2,792.1 million (US$1,252.1 million) was secured debt of Braskem, R$3,181.6 million (US$1,426.7 million) was debt of Braskem’s subsidiaries and special purpose entities (other than Braskem Finance and Braskem Idesa S.A.P.I.).

Braskem conducts a portion of its business operations through subsidiaries and jointly controlled companies, including Braskem Qpar S.A. (formerly known as Quattor Participações S.A.), Braskem Petroquímica (formerly Quattor Petroquímica S.A.), Braskem America and QuantiQ. In servicing payments to be made on its guarantees of the notes, Braskem will rely, in part, on cash flows from these subsidiaries and jointly controlled companies, mainly in the form of dividend payments and interest on shareholders’ equity. The ability of these subsidiaries and jointly controlled entities to make dividend payments to Braskem will be affected by, among other factors, the obligations of these entities to their creditors, requirements of Brazilian corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

Braskem’s obligations under the guarantees are subordinated to certain statutory preferences.

Under Brazilian law, Braskem’s obligations under the guarantees are subordinated to certain statutory preferences. In the event of a liquidation, bankruptcy or judicial reorganization of Braskem, such statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses and claims secured by collateral, among others, will have preference over any other claims, including claims by any investor in respect of the guarantees. In such event, enforcement of the guarantees may be unsuccessful, and noteholders may be unable to collect amounts that they are due under the notes.

Braskem may not be able to purchase the notes upon a specified Change of Control event.

Upon the occurrence of a specified Change of Control event, Braskem will be required to offer to purchase each holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. At the time of any specified Change of Control event, Braskem may not have sufficient financial resources to purchase all of the notes that holders may tender in connection with any such change of control offer.

Braskem may incur additional indebtedness ranking equal to the notes and the guarantees, and secured indebtedness which would give such secured creditors a prior claim on our assets covered by their liens.

The indenture will permit Braskem and its subsidiaries, including Braskem Finance, to incur additional debt, including debt that ranks on an equal and ratable basis with the notes and the guarantees. If Braskem or any of its subsidiaries incur additional debt or provide guarantees that rank on an equal and ratable basis with the notes or the guarantees, as the case may be, the holders of that debt (and beneficiaries of those guarantees) would be entitled to share ratably with the holders of the notes in any proceeds that may be distributed upon Braskem’s insolvency, liquidation, reorganization, dissolution or other winding up. This would likely reduce the amount of any liquidation proceeds that would be available to be paid to you.

In addition, Braskem may, in the future, grant additional liens to secure indebtedness without equally and ratably securing the notes or the guarantees, in the circumstances provided for in the indenture. See “Description of the Notes” for more information. If we become insolvent, liquidated, reorganized, dissolved, wound-up or default in the payment of these obligations, these secured creditors will be entitled to exercise the remedies available to them under applicable law.

Developments in the international capital markets may adversely affect the market value of the notes.

The market price of the notes may be adversely affected by declines in the international financial markets and world economic conditions. Brazilian securities markets are influenced, to varying degrees, by economic and market conditions in other countries, especially those in Latin America. Although economic conditions are different in each country, investors’ reaction to developments in one country may affect the securities markets and the securities of issuers in other countries, including Brazil. The recent global economic and financial crisis has had a significant negative impact on the economies of countries around the world. Developed economies like the United States have sustained some of the most direct effects while some emerging economies like that of China and Brazil have suffered substantial but comparatively milder effects. More recently, several European economies have revealed significant macroeconomic imbalances. We cannot assure you that the market for Brazilian securities will not continue to be affected negatively by events elsewhere, or that such developments will not have a negative impact on the market value of the notes.

Restrictions on the movement of currency out of Brazil may impair the ability of holders of the notes to receive interest and other payments on the notes.

The Brazilian government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds of their investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance.

The Brazilian government imposed remittance restrictions for approximately six months in 1990. Similar restrictions, if imposed in the future, would impair or prevent the conversion of interest payments on the notes from reais into U.S. dollars and the remittance of U.S. dollars abroad to holders of the notes. The Brazilian government may take similar measures in the future.

The foreign exchange policy of Brazil may affect the ability of Braskem to make money remittances outside Brazil in respect of the guarantees.

Under current Brazilian regulations, Brazilian companies are not required to obtain authorization from the Central Bank in order to make payments under guarantees in favor of foreign persons, such as the holders of the notes. We cannot assure you that these regulations will continue to be in force at the time Braskem is required to perform its payment obligations under the guarantees. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, Braskem would need to seek an authorization from the Central Bank to transfer the amounts under the guarantees out of Brazil or, alternatively, make such payments with funds held by Braskem outside Brazil. We cannot assure you that such an authorization will be obtained or that such funds will be available. If such authorization is not obtained, we may be unable to make payments to noteholders in U.S. dollars. If we are unable to obtain the required approvals, if needed for the payment of amounts owed by Braskem through remittances from Brazil, we may have to seek other lawful mechanisms to effect payment of amounts due under the notes. However, we cannot assure you that other remittance mechanisms will be available in the future, and even if they are available in the future, we cannot assure you that payment on the notes would be possible through such mechanism.

Judgments of Brazilian courts enforcing Braskem’s obligations under the guarantees would be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce Braskem’s obligations under the guarantees, Braskem would not be required to discharge its obligations in a currency other than reais. Any judgment obtained against Braskem in Brazilian courts in respect of any payment obligations under the guarantees would be expressed in reais. We cannot assure you that this amount in reais will afford you full compensation of the amount sought in any such litigation.

We cannot assure you that a judgment of a U.S. court for liabilities under U.S. securities laws would be enforceable in Brazil or the Cayman Islands, or that an original action can be brought in Brazil or the Cayman Islands against Braskem or Braskem Finance or their respective officers and directors for liabilities under U.S. securities laws, among others.

Braskem Finance is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Braskem is a corporation organized under the laws of Brazil. All of the directors of Braskem Finance, all of the directors and officers of Braskem and some of the advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons, or to enforce against such persons judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions. In addition, it may not be possible to bring an original action in Brazil against Braskem for liabilities under applicable securities laws. Furthermore, as most of our assets are located in Brazil, any action for enforceability of the guarantees would likely need to be validated by the courts of Brazil. We cannot assure you that such judicial validation would be obtained in a timely manner or at all. See “Enforceability of Civil Liabilities.”

We cannot assure you that an active trading market for the notes will develop.

The notes constitute a new issue of securities, for which there is no existing market. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments in and affecting Brazil and the market for similar securities. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Brazilian bankruptcy laws may be less favorable to you than bankruptcy and insolvency laws in other jurisdictions.

If we are unable to pay our indebtedness, including our obligations under the guarantees, then we may become subject to bankruptcy proceedings in Brazil. The bankruptcy laws of Brazil currently in effect are significantly different from, and may be less favorable to creditors than, those of certain other jurisdictions. For example, noteholders may have limited voting rights at creditors’ meetings in the context of a court reorganization proceeding. In addition, any judgment obtained against us in Brazilian courts in respect of any payment obligations under the guarantees normally would be expressed in the real equivalent of the U.S. dollar amount of such sum at the exchange rate in effect (1) on the date of actual payment, (2) on the date on which such judgment is rendered, or (3) on the date on which collection or enforcement proceedings are started against us. Consequently, in the event of our bankruptcy, all of our debt obligations that are denominated in foreign currency, including the guarantees, will be converted into reais at the prevailing exchange rate on the date of declaration of our bankruptcy by the court. We cannot assure you that such rate of exchange will afford full compensation of the amount invested in the notes plus accrued interest.

EXCHANGE RATES

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

Since 1999, the Central Bank has allowed the U.S. dollar-real exchange rate to float freely, and, since then, the U.S. dollar-real exchange rate has fluctuated considerably.

In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to permit the real to float freely or will intervene in the exchange rate market through the return of a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that such measures will not be taken by the Brazilian government in the future. See “Item 3. Key Information—Risk Factors—Risks Relating to Brazil—Brazilian government exchange control policies could increase the cost of servicing our foreign currency-denominated debt, adversely affect our ability to make payments under our foreign currency-denominated debt obligations and impair our liquidity” in the Braskem Annual Report, and “Risk Factors—Risks Relating to the Notes and the Guarantees—Restrictions on the movement of currency out of Brazil may impair the ability of holders of the notes to receive interest and other payments on the notes” and “Risk Factors—Risks Relating to the Notes and the Guarantees—The foreign exchange policy of Brazil may affect the ability of Braskem to make money remittances outside Brazil in respect of the guarantees.”

The following table shows the selling rate for U.S. dollars for the periods and dates indicated. The information in the “Average” column represents the average of the exchange rates on the last day of each month during the periods presented.

	Reais per U.S. Dollar
Year	High		Low		Average		Period End
2009	R$	2.422	R$	1.702	R$	1.990	R$	1.741
2010		1.881		1.655		1.759		1.666
2011		1.902		1.535		1.675		1.876
2012		2.112		1.702		1.955		2.043
2013		2.446		1.953		2.161		2.343

	Reais per U.S. Dollar
Month	High		Low
July 2013	R$	2.290	R$	2.227
August 2013		2.446		2.272
September 2013		2.390		2.203
October 2013		2.212		2.161
November 2013		2.336		2.243
December 2013		2.382		2.310
January 2014 (through January 14)		2.398		2.349

Source: Central Bank

USE OF PROCEEDS

We expect the net proceeds to Braskem Finance from the sale of the notes to be approximately US$         million, after deducting the fees and estimated expenses of the offering.

We intend to use the net proceeds of this offering to purchase from HSBC Securities (USA) Inc. notes acquired by HSBC Securities (USA) Inc. in a tender offer that it will commence immediately following the pricing of this offering and, in the event that there are any remaining net proceeds, to apply those proceeds to reduce debt and for other corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization as of September 30, 2013 derived from our unaudited consolidated interim financial information as of September 30, 2013 prepared in accordance with IFRS:

•	on an actual historical basis; and

•	as adjusted for:

•	disbursements to us in October, November and December 2013 in the amounts of R$178.0 million, R$144.1 million and R$188.7 million, respectively, in connection with a loan from BNDES that we entered into in November 2011 and amended in September 2013;

•	a disbursement to Braskem Idesa S.A.P.I. in November 2013 in the amount of US$546.9 million under the financing agreements that it entered into in December 2012 to finance the Ethylene XXI project;

•	the prepayment in November 2013 of R$163.5 million of export credit notes, which we entered into with an international financial institution in August 2013;

•	the prepayment in December 2013 of US$50.0 million under an export prepayment agreement, which we entered into with a Brazilian financial institution in December 2010; and

•	a disbursement to us in December 2013 of R$150.0 million of export credit notes, which we entered into with a Brazilian financial institution in December 2013.

•	as further adjusted for the sale of the notes in the offering and the receipt of proceeds therefrom before deduction of commissions and expenses we must pay in connection with this offering, but not the application of such proceeds.

You should read this table in conjunction with (1) “Use of Proceeds” and “Summary Historical Financial and Other Information,” each of which is included in this prospectus supplement, and (2) “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated interim financial information and the related notes thereto, which are included in the Braskem Third Quarter Interim Report.

	As of September 30, 2013
	Historical					As Adjusted				As Further Adjusted
	(in millions of US$)(1)			(in millions of reais)		(in millions of US$)(1)		(in millions of reais)		(in millions of US$)(1)	(in millions of reais)
Short-term corporate debt (including accrued interest and current portion of long-term corporate debt):
Real-denominated debt (including debentures):
Secured(2)	US$	313.6		R$	699.3	US$	313.6	R$	699.3	US$	R$
Unsecured		548.3			1,222.8		475.0		1,059.3

		861.9			1,922.1		788.6		1,758.6
Foreign currency-denominated debt:
Secured(2)		59.0			131.5		59.0		131.5
Unsecured		196.6			438.5		196.6		438.5

		255.6			570.0		255.6		570.0

Total short-term corporate debt	US$	1,117.5		R$	2,492.1	US$	1,044.2	R$	2,328.6	US$	R$

Long-term corporate debt:
Real-denominated debt (including debentures):
Secured(2)	US$	907.3		R$	2,023.3	US$	1,136.3	R$	2,534.0	US$	R$
Unsecured		787.1			1,755.3		854.5		1,905.3

		1,694.4			3,778.6		1,990.8		4,439.3
Foreign currency-denominated debt:
Secured(2)		162.1			361.4		162.1		361.4
Unsecured:		5,171.0			11,531.3		5,121.0		11,419.8
% Notes due offered hereby		—			—		—		—
Other		5,171.0			11,531.3		5,171.0		11,531.3

		5,333.1			11,892.7		5,283.1		11,781.2

Total long-term corporate debt		7,027.5			15,671.3		7,273.9		16,220.5

Short-term project debt:
Secured		7.1	(3)		15.8		7.1		15.8
Long-term project debt:
Secured		1,472.7	(3)		3,284.2		2,019.6		4,503.8
Equity attributable to the shareholders of Braskem		3,609.0			8,048.2		3,609.0		8,048.2

Total capitalization (long-term corporate and project debt plus equity attributable to the shareholders of Braskem)	US$	12,109.2		R$	27,003.7	US$	12,902.5	R$	28,772.5	US$	R$

(1)	Translated for convenience only using the selling rate as reported by the Central Bank as of September 30, 2013 for reais into U.S. dollars of R$2.2300=US$1.00.
(2)	Our secured debt is secured by accounts receivable and certain of our property, plant and equipment.
(3)	The total dollar-denominated principal amount is US$1,483.9 million, based on the exchange rate as reported by the Central Bank of Mexico as of September 30, 2013 for Mexican pesos into U.S. dollars of Ps.13.1747=US$1.00.

There has been no material change in our capitalization since September 30, 2013, except as disclosed above.

RECENT DEVELOPMENTS

The following discussion of developments since December 31, 2012 affecting Braskem should be read in conjunction with the description of the Brazilian petrochemical industry, the history of our company and the description of our business and strategy set forth in “Item 4: Information on the Company” and “Item 8: Financial Information—Legal Proceedings” included in the Braskem Annual Report.

The following is a summary of major transactions entered into, and other developments affecting, us since December 31, 2012.

Developments Relating to Pending and Proposed Capital Expenditure Projects and Acquisitions and Dispositions of Investments

Joint Venture with Styrolution

In October 2013, we signed a memorandum of understanding with Styrolution Group GmbH, or Styrolution, a global leader in the production of styrene, to assess the economic feasibility of forming a joint venture in Brazil. If approved, this joint venture would build and operate a plant with an expected annual production capacity of 100,000 tons of the copolymers acrylonitrile butadiene styrene and styrene acrylonitrile. We expect that the joint venture would market these copolymers to customers in Brazil and throughout South America. The memorandum of understanding contemplates that Styrolution would hold a 70% interest in the joint venture and be entitled to elect three board members, including the chairman of the board. Styrolution would contribute to the joint venture its expertise in developing and producing styrene, the necessary technology licenses and its existing acrylonitrile butadiene styrene and styrene acrylonitrile businesses in the region. The memorandum of understanding contemplates that Braskem would hold a 30% interest in the joint venture and be entitled to elect the remaining two board members. Braskem would contribute to the joint venture supply chain infrastructure and the site of the plant. The implementation of this joint venture is subject to, among other things, the negotiation of definitive agreements among the parties with respect to the joint venture and regulatory and antitrust approval. If this joint venture is implemented, we expect that construction will commence in early 2015 and that this plant would commence operations in 2017.

Acquisition of Interest in Odebrecht Comercializadora de Energia S.A.

In July 2012, we acquired 2,000 shares, or 20%, of the capital of Odebrecht Comercializadora de Energia. Odebrecht Comercializadora de Energia is also owned by Odebrecht Energia S.A., Odebrecht Agroindustrial S.A., Odebrecht Ambiental S.A. (currently Foz do Brasil S.A.) and Odebrecht Transport S.A, each with an equal interest of 20%. In July 2013, the shareholders of Odebrecht Comercializadora de Energia entered into a shareholders’ agreement governing the rights and obligations of all parties.

Material Raw Material Purchase and Product Sales Contracts

In July 2013, we entered into supply agreements with Innova S.A. under which we will supply to Innova S.A. (1) up to 205,000 tons of benzene and 73,800 tons of ethylene annually, and (2) up to 228,000 tons of high pressure vapor and 552,000 tons of low pressure vapor annually. These agreements expire in April 2023.

Investment in Metallocene-based LLDPE

In October 2013, we announced that we intend to invest approximately R$50 million in one of our polyethylene production lines in the Northeastern Complex to (1) expand the annual production capacity of this line by 30,000 tons and (2) convert 100,000 tons of the annual production capacity of this line to the production of metallocene-based LLDPE, which we intend to sell under the brand “Braskem Flexus.” We expect to sell this resin, which takes advantage of the development of more modern technology, primarily to manufacturers of plastic films. We expect this production line to begin operations in the first half of 2015.

Solvay Acquisition

On December 17, 2013, we entered into an agreement to acquire from Solvay Argentina S.A. 292,453,490 shares of Solvay Indupa, representing 70.6% of its total share and voting capital for an initial purchase price of US$24.7 million, subject to adjustments. Solvay Indupa produces PVC and caustic soda and has integrated PVC and caustic soda plants in Santo André, in the state of São Paulo, Brazil, and Bahía Blanca, in the province of Buenos Aires, Argentina. The Santo André plant has annual production capacity of 300,000 tons of PVC and 170,000 tons of caustic soda and the Bahía Blanca has annual production capacity of 240,000 tons of PVC and 180,000 tons of caustic soda. We do not expect to materially increase our debt in connection with this transaction. Closing is expected to occur in the first half of 2014, subject to certain conditions precedent, including approval by the Brazilian antitrust authorities. Upon completion of this acquisition, we will establish an industrial presence in Argentina, which is one of the largest consumer markets in South America, and we will become the only producer of PVC in Brazil.

Sale of Southern Complex Water Treatment Assets

On December 31, 2013, we entered into a share purchase agreement relating to all of our shares of Distribuidora de Água Triunfo S.A., or DAT, which represented all of its outstanding shares, for an aggregate principal amount of R$315.0 million. Pursuant to this agreement, we agreed to sell DAT, which owned our water treatment assets located in our Southern Complex, to Odebrecht Ambiental, a subsidiary of Construtora Norberto Odebrecht S.A. In connection with this agreement, we entered into a long-term agreement with Odebrecht Ambiental for the supply of industrial water.

Financing Transactions

Loan Agreements

In January 2013, we received proceeds under a loan facility that we entered into in December 2012 with certain international financial institutions in the aggregate amount of R$200.0 million. The loan proceeds were used for improvements at our butadiene plant in the Southern Complex and certain related facilities in the Southern Complex, Northeastern Complex and Southeastern Complex. This loan bears interest at a floating rate of LIBOR plus 1.1% per annum, payable semiannually, and matures in November 2022.

In February 2013, we entered into three credit export notes facilities with Brazilian financial institutions in the aggregate amount of R$300.0 million. The facilities bear interest at a rate of 8.00% per annum and mature in February 2016.

In March 2013, we entered into a credit facility agreement with an international financial institution for a principal aggregate amount of US$90.0 million. We used the proceeds of this loan for general corporate purposes. This loan bears interest at a floating rate of LIBOR plus 1.10% per annum, payable monthly. This credit agreement matured and was repaid in September 2013.

In June 2013, we entered into a credit facility agreement with an international financial institution for a principal aggregate amount of US$210.0 million. We used the proceeds of this loan to lend Braskem Idesa, S.A.P.I. funds in order for it to pay project costs related to the development, design, construction and initial operation of the Mexico Complex. This loan bears interest at a floating rate of LIBOR plus 0.9840% per annum, payable monthly. This credit agreement matured and was repaid in September 2013.

In August 2013, we entered into several credit export notes facilities with an international financial institution in the aggregate amount of R$163.5 million. The facilities bear interest at a floating rate of 106.75% of CDI per annum and mature in February 2014. This credit agreement was fully repaid in October 2013.

In September 2013, we entered into a loan agreement with a Brazilian financial institution under which we borrowed an aggregate principal amount of US$70.0 million. The loan proceeds will be used for working capital purposes. This loan bears interest at a rate of LIBOR plus 1.13% payable quarterly in arrears. Principal on this loan is payable upon maturity in September 2016.

In September 2013, we amended the terms of a financing agreement that we entered into in November 2011 with BNDES in the aggregate amount of up to R$2.5 billion, which provides for total aggregate disbursements in the aggregate amount of R$789.4 million between October 2013 and April 2015. In October and November 2013, we received disbursements under this financing agreement in the amounts of R$178.0 million and R$144.1 million, respectively. These disbursements mature in October 2019.

In October 2013, we renegotiated the terms of seven credit export notes facilities that we entered into between April 2010 and October 2012 with a Brazilian financial institution in the aggregate amount of R$1.0 billion. These facilities bear interest at a floating rate of 105% of CDI, payable semiannually, and mature in October 2021.

In December 2013, we borrowed R$150.0 million under a credit export note facility that we entered into in December 2013 with a Brazilian financial institution in the aggregate amount of R$150.0 million. The loan proceeds will be used to produce petrochemical products to be exported between December 2013 and December 2016. Interest is payable semi-annually. This loan bears interest at a fixed rate of 8.0% per annum and matures in December 2016.

Ethylene XXI Disbursements

In July 2013, Braskem Idesa S.A.P.I. received the initial disbursement of US$1,483.9 million (R$3,316.2 million) under the project financing agreements that it entered into in December 2012 to finance the Ethylene XXI project and in November 2013, it received the second disbursement in the amount of US$546.9 million (R$1,246.1 million) under these agreements. The financing consists of two tranches. The interest rates on the first tranche are fixed within a range of 4.33% to 6.17%. The interest rates on the second tranche are floating within a range of LIBOR plus 2.73% to LIBOR plus 4.65%. To reduce the interest rate risk, the second tranche is hedged through several swap agreements. Interest on both tranches is payable quarterly in arrears and principal is amortized quarterly. The final maturity date of these loans is February 15, 2029 with amortizations beginning in April 2016. Braskem Idesa S.A.P.I. used the proceeds from the first disbursement to repay indebtedness incurred to fund the Ethylene XXI project before this disbursement, including the repayment of bridge loans with Braskem in the amount of US$648.8 million (R$1,449.8 million) and Idesa Group in the amount of US$216.3 million (R$483.3 million). For more information regarding the project financing agreements and the Ethylene XXI project, see “Item 4. Information on the Company—Capital Expenditures—Joint Venture Projects—Project Ethylene XXI” and “Item 4. Information on the Company—Agreements Relating to Project Ethylene XXI” in the Braskem Annual Report.

Changes to Our Board of Directors, Board of Executive Officers and Fiscal Council

Changes to Our Board of Directors

On August 27, 2013, our shareholders elected the following new members and alternate members to our board of directors: Marcela Aparecida Drehmer Andrade, Daniel Bezerra Villar (alternate) and Jairo Elias Flor (alternate). These board members were elected to replace the following members and alternate members of our board of directors who resigned: Felipe Montoro Jens, Andre Amaro da Silveira (alternate) and Carla Gouveia Barretto (alternate).

The following is a summary of the business experience, areas of expertise and principal outside business interests of our new directors and alternate directors that were elected on August 27, 2013.

Marcela Aparecida Drehmer Andrade. Ms. Drehmer served as one of our vice president executive officers, our chief financial officer and our director of investor relations from 2010 until June 2013. She has served as financial officer for Odebrecht S.A. since July 2013 and served as a member of the board of directors of Quattor, Quattor Química S.A. and Rio Polímeros S.A. in 2010, Borealis Brasil S.A. from 2005 to 2006, and Braskem Idesa SAPI from 2010 to 2013. Ms. Drehmer served as our financial officer from 2005 to 2010. She worked for our company in structured operations and financial operations from 2002 to 2005, and worked for OPP

Petroquímica S.A. in the financial department where she was responsible for the structured operations and planning departments from 1994 to 1999, served directly under the vice president of investments of Odebrecht from 2001 to 2002. In 2000, Marcela participated in Credit Suisse First Boston’s Corporate Finance Internship Program, in New York. Ms. Drehmer holds a bachelor’s degree in business administration from UNIFACS and an MBA in finance from IBMEC.

Daniel Bezerra Villar. Mr. Villar has served as executive superintendent for Odebrecht Realizações Imobiliárias as Superintendent Officer since 2012. In 2011, he also served as executive superintendent for Odebrecht Realizações S.A., Bairro Novo, Brasil and from 2008 to 2010, acted as executive superintendent for Construtora Norberto Odebrecht S.A. in Lybia. Mr. Villar holds a bachelor’s degree in civil engineering from PUC-Rio.

Jairo Elias Flor. Mr. Flor has served as personnel and organizational officer of Odebrecht S.A. since 2012, as a member of the board of directors for Odebrecht Latinvest S.A. and Odebrecht Transport Participações S.A. since 2013 and as administrative and financial director for Construtora Norberto Odebrecht S.A. from 2002 to 2012. He holds a bachelor’s degree in business administration from Universidade Mackenzie and an MBA in business administration from Ibmec-RJ.

Changes to Our Board of Executive Officers

On June 21, 2013, our board of directors elected Mário Augusto da Silva as our Chief Financial Officer and Investor Relations Officer to replace Marcela Aparecida Drehmer Andrade, who resigned. The following is a summary of the business experience, areas of expertise and principal outside business interests of Mário Augusto da Silva.

Mário Augusto da Silva. Mr. Silva has served as our finance chairman and investor relations officer since 2013 and previously served in our strategic planning area from 2001 to 2005. He has also been responsible for the financial areas of Construtora Norberto Odebrecht, Odebrecht Óleo & Gás and, most recently, Odebrecht Infraestrutura – América Latina. He holds a bachelor’s degree in business administration from Universidade de Salvador, or UNIFACS, and an MBA from Harvard Business School.

On October 21, 2013, our board of directors elected Marcelo de Oliveira Cerqueira as our Vice President Executive Officer of Basic Petrochemicals Unit to replace Rui Chammas, who resigned. The following is a summary of the business experience, areas of expertise and principal outside business interests of Marcelo de Oliveira Cerqueira.

Marcelo de Oliveira Cerqueira. Mr. Cerqueira has served as the vice president of our basic petrochemicals unit since October 2013. Mr. Cerqueira previously served as head of our vinyls unit from 2010 until October 2013, as industrial vinyls director from 2009 until 2010 and as production manager of our PVC production unit in the State of Bahia from 2003 until 2008. Previously he worked at Trikem in various capacities, including production manager of the PVC unit in the State of Alagoas from 1997 until 2002. At Companhia Petroquímica Camaçari he worked with the production logistics, health, safety and the environment and procurement engineering areas from 1989 until 1996. He began his career at Companhia Alcoolquímica Nacional and COPERBO (now Lanxess), where he worked from 1987 until 1989. He holds a bachelor’s degree in chemical engineering from the University of Pernambuco and an MBA from FGV.

On December 11, 2013, our board of directors elected Gustavo Sampaio Valverde as a member of our board of executive officers to serve as our vice president of legal and corporate affairs to replace Mauricio Roberto de Carvalho Ferro, who resigned. The following is a summary of the business experience, areas of expertise and principal outside business interests of Gustavo Sampaio Valverde.

Gustavo Sampaio Valverde. Mr. Valverde has served as our vice president of legal and corporate affairs since 2013 and previously served as our vice president of legal and external affairs from 2011 to 2013, our legal director from 2009 to 2011 and senior in-house counsel to Braskem S.A. (OPP Química S.A.) from 2001 to 2002. Mr. Valverde also served as legal director at CBPO Ingeniería de Venezuela from 2007 to 2009, senior in-house counsel at Construtora Norberto Odebrecht from 2003 to 2007, and previously as an attorney at Costa, Mello & Cavalcanti Advogados from and in-house counsel at Meta Brasil Engenharia. He holds a bachelor’s degree in law from Universidade Federal da Bahia, a specialization in tax law and a master’s degree in law from Pontifícia Universidade Católica de São Paulo and a master’s degree in law from Columbia University.

Changes to Our Fiscal Council

On August 27, 2013, our shareholders voted to change the composition of our fiscal counsel, in order to substitute Cassia Maria Nocchi Vieira (formerly Maria Alice Ferreira Deschamps Cavalcanti’s alternate) as Antonio Luiz Vianna de Souza’s alternate and Carlos Alberto Siqueira Gomes (formerly Antonio Luiz Vianna de Souza’s alternate) as Maria Alice Ferreira Deschamps Cavalcanti’s alternate. For a summary of the business experience, areas of expertise and principal outside business interests of these alternate members of our fiscal council, see the Braskem Annual Report.

Legislative Change Affecting Accumulated ICMS

In May 2013, the State of São Paulo State approved new legislation reducing ICMS on certain sales of naphtha, ethylene and propylene within the state. This reduction is conditioned upon certain requirements, including (1) the parties to the transactions must use a specified governmental data processing system to issue and account for tax documents, and they must regularly comply with related obligations and (2) the seller must be accredited by the applicable governmental authority. We believe that we comply with this legislation and, as a result, we expect our accumulated ICMS in the State of São Paulo to be reduced by approximately R$300 million between July 2013 and December 2014.

Tax Proceedings

In December 2013, we received a deficiency notice from the Brazilian federal tax authority claiming that the amortization of the goodwill recorded in 2002 and 2003 in connection with the purchase of shares of our then- subsidiaries as part of the formation of our company was not deductible for purposes of calculating our income tax and social contribution on net profits. The amount under discussion is R$465.0 million, including interest and fines. We believe that this tax assessment is based on a misinterpretation of both the applicable law and facts by the tax authorities and that the statute of limitations for this claim has expired. We intend to vigorously defend ourselves against this claim. We believe that the chances of success are more likely than not and have made no provision with respect to this claim.

In December 2013, we received a deficiency notice from the Brazilian federal tax authority claiming that the tax losses offset in the taxable year ended September 30, 2008 by Ipiranga Petroquímica S.A. (which merged with and into Braskem on September 30, 2008) were in excess of the limitation of 30% of the taxable profits of a given year, as imposed by Brazilian tax law. The amount under discussion is R$278.6 million, including interest and fines. We believe that the 30% limitation is not applicable in the event of the merger of the taxpayer and that the statute of limitations for this claim has expired. We intend to vigorously defend ourselves against this claim. We believe that chances of success are more likely than not and have made no provision with respect to this claim.

In December 2013, we received a deficiency notice from the Brazilian federal tax authority claiming that the interest expenses and exchange variation losses recorded by Braskem relating to the indebtedness of Ipiranga Petroquímica prior to its merger with and into Braskem were not deductible for purposes of calculating our income tax and social contribution on net profits. Consequently, the deficiency notice alleges that the amount of R$169.1 million was not tax deductible, which would have reduced our tax losses for 2008 by the same amount. Given that our losses for 2008 were higher than R$169.1 million, no taxes, interest or fines were claimed in the deficiency notice. As we believe that this tax assessment does not have a sound legal basis, we intend to vigorously defend ourselves against this claim. We believe that chances of success are more likely than not and have made no provision with respect to this claim.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements and modifies the description of the general terms and provisions of debt securities and the indenture set forth in the accompanying prospectus under the heading “Description of the Debt Securities,” which you should read in conjunction with this prospectus supplement. If the description of the terms of the notes in this prospectus supplement differs in any way from that in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You will find the definitions of capitalized terms used in this section under “—Certain Definitions” in the accompanying prospectus under the heading “Description of the Debt Securities.” In this description and in the related section entitled “Description of the Debt Securities” in the accompanying prospectus, references to “Braskem” mean Braskem S.A. only and do not include any of our subsidiaries.

These descriptions are a summary of the material terms of the notes and an indenture between Braskem Finance, as issuer, Braskem, as guarantor, and The Bank of New York Mellon, as trustee, including a supplement to that indenture concerning the notes. This summary does not restate the terms of the notes or the indenture in their entirety. We urge you to read the notes and the indenture because they, and not this description, define your rights as investors. You may obtain a copy of the indenture and the forms of the supplemental indenture and the notes by contacting us as described in the accompanying prospectus under “Where You Can Find More Information.”

General

Braskem Finance will issue the notes pursuant to an indenture, dated as of December 16, 2013, among Braskem Finance, Braskem, as guarantor, and The Bank of New York Mellon, as trustee (which term includes any successor as trustee under the indenture), and a first supplemental indenture dated on or about the delivery date of the notes, among Braskem Finance, Braskem, as guarantor, and The Bank of New York Mellon, as trustee.

The notes:

•	will be a series of the Braskem Finance debt securities described in the accompanying prospectus;

•	will be senior unsecured obligations of Braskem Finance;

•	will initially be issued in an aggregate principal amount of US$ million (subject to our right to issue additional notes of this series as described under “—Further Issuances”);

•	will mature at 100% of their principal amount on , 20 ;

•	will be subject to optional redemption or tax redemption as described under “—Redemption”;

•	will be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	will be represented by one or more registered notes in global form and may be exchanged for notes in definitive form only in limited circumstances; and

•	will be unconditionally guaranteed on a senior unsecured basis by Braskem.

Interest on the notes:

•	will accrue at the rate of % per annum;

•	will accrue from the date of issuance or from the most recent interest payment date;

•	will be payable in cash semi-annually in arrears on and beginning on , 2014;

•	will be payable to the holders of record on the and immediately preceding the related interest payment dates; and

•	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, interest and any additional amounts on the notes will be payable at the office of the trustee and at the offices of the paying agents, and the transfer of the notes will be registrable at the office of the trustee and registrar and at the offices of the transfer agents.

Braskem Guarantee

Braskem has agreed in the indenture that it will unconditionally and irrevocably guarantee on a senior unsecured basis, upon the receipt of notice from the trustee that Braskem Finance has failed to make the required payments under a the notes and the indenture, to make any required payment, whether of principal, interest or any other amounts. The amount to be paid by Braskem under the guarantee will be an amount equal to the amount of the payment Braskem Finance fails to make. The obligations of Braskem under the guarantees will rank:

•	equal in right of payment to all other existing and future senior unsecured debt of Braskem subject to certain statutory preferences under applicable law, including labor and tax claims;

•	senior in right of payment to Braskem’s subordinated debt; and

•	effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of Braskem’s subsidiaries (other than Braskem Finance) and jointly controlled companies and to secured debt of Braskem to the extent of such security.

As of September 30, 2013, Braskem had (1) consolidated corporate debt, net of transaction costs, of R$18,163.4 million (US$8,145.0 million), and (2) consolidated project debt of R$3,300.1 million (US$1,479.9 million). Of the consolidated corporate debt, R$4,077.7 million (US$1,828.6 million) was unsecured debt of Braskem, R$2,792.1 million (US$1,252.1 million) was secured debt of Braskem, R$3,181.6 million (US$1,426.7 million) was debt of Braskem’s subsidiaries and special purpose entities (other than Braskem Finance and Braskem Idesa S.A.P.I.).

Some of the operations of Braskem are conducted through subsidiaries and jointly controlled companies, which may have, or may issue, substantial debt.

Ranking

The notes will constitute direct senior unsecured obligations of Braskem Finance. The notes will rank at least pari passu in priority of payment with all other existing and future senior unsecured indebtedness of Braskem Finance.

Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption

The notes will be redeemable, at the option of Braskem Finance or Braskem, in whole or in part, at any time, at a redemption price equal to the greater of the following amounts, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the redemption date:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments.

In determining the present values of the remaining scheduled payments, such payments will be discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the treasury rate plus 0.50%.

The following terms are relevant to the determination of the redemption price for the notes:

“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the comparable treasury issue. In determining the treasury rate, the price for the comparable treasury issue (expressed as a percentage of its principal amount) will be assumed to be equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the United States Treasury security selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent investment banker” means one of the reference treasury dealers appointed by us.

“Comparable treasury price” means (A) the arithmetic average of the reference treasury dealer quotations for such redemption date after excluding the highest and lowest reference treasury dealer quotations, or (B) if we obtain fewer than four reference treasury dealer quotations, the arithmetic average of all reference treasury dealer quotations for such redemption date.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such reference treasury dealer by 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Reference treasury dealer” means at least three primary U.S. government securities dealers in New York City, New York designated by Braskem Finance not later than the fifth business day preceding such redemption date.

“Remaining scheduled payments” means the remaining scheduled payments of the principal and interest that would be due after the applicable redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Tax Redemption

We have the option, subject to certain conditions, to redeem the notes in whole at their principal amount, plus accrued and unpaid interest, if any, to the relevant date of redemption, if and when, as a result of a change in, or amendment to, any laws or regulations:

•	Braskem or any successor has or will become obligated to pay additional amounts with respect to the guarantee in excess of the additional amounts that Braskem or any successor would pay if payments in respect of the guarantee were subject to deduction or withholding for Brazilian Taxes at a rate of (1) 15% generally in case of any taxes imposed by Brazil, or (2) 25% in case of taxes imposed by Brazil on amounts paid to residents of countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws of that country or location impose restrictions on the disclosure of (x) shareholding composition; (y) the ownership of the investment; or (z) the beneficial ownership of income paid to non-resident persons, pursuant to Law No. 9,779, dated January 19, 1999; or

•	Braskem Finance or any successor has or will become obligated to pay additional amounts with respect to the notes in respect of deduction or withholding for Cayman Islands Taxes.

See “Description of Debt Securities— Optional Tax Redemption” in the accompanying prospectus for the additional requirements and limitations that apply to the Tax Redemption.

Open Market Purchases

Subject to any restrictions described in the applicable prospectus supplement, we or our affiliates may at any time purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Purchase of Notes Upon Change of Control Event

Not later than 30 days following a Change of Control that results in a Ratings Decline, Braskem, acting on behalf of Braskem Finance, will make directly or by a Designated Affiliate, an Offer to Purchase all outstanding notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon and additional amounts, if any, to, but excluding, the purchase date.

An “Offer to Purchase” must be made by written offer (a copy of which shall be delivered to the trustee), which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “Expiration Date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “Purchase Date”) not more than five business days after the Expiration Date. The offer must include information concerning the business of Braskem and its subsidiaries which it believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer. Braskem will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that if a holder tenders only a portion of its notes, the remaining notes must be no less than US$200,000 in principal amount and in integral multiples of US$1,000 in excess thereof. Holders shall be entitled to withdraw notes tendered up to the close of business on the Expiration Date. On the Purchase Date, the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the Purchase Date.

Braskem will not be required to make an Offer to Purchase upon a Change of Control that results in a Ratings Decline if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by Braskem and purchases all notes properly tendered and not withdrawn under the Offer to Purchase, or (2) a notice of redemption for all outstanding notes has been given pursuant to the indenture unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

In the event that the holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and Braskem or a third party purchases all the notes held by such holders, Braskem Finance and Braskem will have the right, on not less than 30 nor more than 60 days’ prior notice (with a copy to the trustee), given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at the purchase price equal to that in the Change of Control Offer plus, to the extent not included in the Change of Control Offer payment, accrued and unpaid interest and additional amounts, if any, on the notes that remain outstanding, to the date of redemption.

“Change of Control” means:

(1) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a group that includes one or more Permitted Holders in which such Permitted Holder or Permitted Holders hold and have voting power over at least a majority of the Voting Stock of Braskem held by such group, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Braskem, including as a result of any merger or consolidation transaction including Braskem; or

(2) the Permitted Holders, directly or indirectly, cease to have the power to direct or cause the direction of the management and policies of Braskem, whether through the ownership of voting securities, by contract or otherwise.

“Designated Affiliate” means, at any time, one or more Persons designated by Braskem to be the purchaser of notes under an Offer to Purchase.

“Investment Grade” means BBB- or higher by Standard & Poor’s, Baa3 or higher by Moody’s or BBB- or higher by Fitch, or the equivalent of such global ratings by Standard & Poor’s, Moody’s or Fitch.

“Permitted Holder” means each of (1) Odebrecht S.A. and its Affiliates and (2) Petróleo Brasileiro S.A.—Petrobras and its Subsidiaries.

“Person” means any corporation, partnership, joint venture, trust, limited liability company or unincorporated organization.

“Rating Agency” means each of (1) Standard & Poor’s, (2) Moody’s and (3) Fitch, or their respective successors.

“Ratings Decline” means that at any time within 90 days after the earlier of the date of public notice of a Change of Control and the date on which Braskem or any other Person publicly declares its intention to effect a Change of Control, (1) in the event the notes are assigned an Investment Grade rating by at least two of the Rating Agencies prior to such public notice or declaration, the rating assigned to the notes by at least two of the Rating Agencies is below an Investment Grade rating; or (2) in the event the ratings assigned to the notes by at least two of the Rating Agencies prior to such public notice or declaration are below an Investment Grade rating, the rating assigned to the notes by at least two of the Rating Agencies is decreased by one or more categories (i.e., notches); provided that, in each case, any such Ratings Decline is expressly stated by the applicable Rating Agencies to have been the result of the Change of Control.

“Voting Stock” means, with respect to Braskem as of any date, the Capital Stock of Braskem that is at the time entitled to vote generally in the election of the Board of Directors of Braskem and in respect of other matters presented at shareholders’ meetings of Braskem.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, Braskem or Braskem Finance will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the amounts that would have been payable in the absence of such withholding or deduction. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

All references to principal, premium, if any, and interest in respect of the notes will be deemed to refer to any additional amounts which may be payable as set forth in the indenture or in the notes.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens and merge with other entities. You should read the information under the heading “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Additional Limitations on Braskem Finance and Braskem

The supplemental indenture governing the notes contains the following covenants:

•	Braskem Finance will not engage in any business, or conduct any operations, other than to finance the operations of Braskem and its subsidiaries and activities that are reasonably ancillary thereto (including, without limitation, on-lending of funds, repurchases of Debt not prohibited by the indenture, entering into transactions involving Hedging Obligations relating to such Debt and investments not prohibited by the indenture);

•	Braskem Finance will not incur any Debt other than (1) the notes and (2) any other indebtedness which (i) ranks equally with the notes or (ii) is subordinated to the notes;

•	Braskem Finance will not redeem any of its shares; and

•	Braskem Finance will not incur any Liens on any of its assets, except for any Liens imposed by operation of law.

Braskem, as the sole shareholder of Braskem Finance, and Braskem Finance will also agree in the supplemental indenture governing the notes that, for so long as any of the notes is outstanding neither Braskem nor Braskem Finance will take any corporate action with respect to:

•	the consolidation or merger of Braskem Finance with or into any other person, except that Braskem Finance may merge with Braskem or a Wholly-owned Subsidiary;

•	the voluntary liquidation, wind-up or dissolution of Braskem Finance while Braskem Finance is the issuer of the notes, unless Braskem fully and unconditionally assumes all of the obligations of Braskem Finance, including the notes; or

•	the transfer or disposition by Braskem of Braskem Finance to any person other than a Wholly-owned Subsidiary, except as permitted under “Description of the Debt Securities—Certain Covenants of Braskem—Mergers and Similar Transactions” in the accompanying prospectus.

Events of Default

Holders of the notes will have special rights if an event of default occurs and is not cured or waived. The first supplemental indenture provides that the term “Event of Default” with respect to the notes means any of the following:

(1)	failure to pay any interest on any of the notes on the date when due, which failure continues for a period of 30 days; or failure to pay any principal of (including premium, if any, on) any of the notes on the date when due upon its Stated Maturity, upon redemption, or otherwise.

(2)	Braskem or Braskem Finance fails to comply with any of its other covenants or agreements in respect of the notes or the indenture (other than those referred to in the foregoing clause (1)) and such failure continues for a period of 60 days after Braskem or Braskem Finance receives a notice of default from the trustee or holders of 25% of the principal amount of the outstanding debt securities of the affected series;

(3)	Braskem or any of its Significant Subsidiaries defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Braskem or any such Significant Subsidiary (or the payment of which is guaranteed by Braskem or any such Significant Subsidiary) whether such Indebtedness or guarantee exists on the date of the indenture or is created after the date of the indenture, which default (a) is caused by failure to pay principal of (and premium, if any, on) or interest on such Indebtedness after giving effect to any grace period provided in such Indebtedness on the date of such default (“Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness or guarantee, as applicable, together with the principal amount of any other such Indebtedness or guarantee under which there has been a Payment Default or the maturity of which has been so accelerated, totals US$100.0 million (or the equivalent thereof at the time of determination) or more in the aggregate; provided that such Event of Default will be automatically rescinded or annulled if the Payment Default and/or the acceleration of Indebtedness is remedied or cured by Braskem or such Significant Subsidiary or waived by the holders of such Indebtedness within 60 days after the Payment Default and/or acceleration in respect of such Indebtedness.

(4)	One or more final judgments or decrees for the payment of money in excess of US$100.0 consolidated million (or the equivalent in another currency at the time of determination, if applicable) in the aggregate are rendered against Braskem or any of its Significant Subsidiaries and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged (and otherwise not covered by an insurance policy or policies issued by reputable and creditworthy insurance companies) and, in the case of each such judgment or decree, either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 90 days following commencement of such enforcement proceedings or (2) there is a period of 90 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(5)	Braskem pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (2) applies for or consents to the entry of an order for relief against it in an involuntary case; (3) applies for or consents to the appointment of a custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; (5) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (6) files for a reorganization of its debts (judicial or extrajudicial recovery); or

(6)	A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against Braskem in an involuntary case; (2) appoints a custodian of Braskem or for any substantial part of the property of Braskem; (3) orders the winding up or liquidation of Braskem; (4) adjudicates Braskem as bankrupt or insolvent; (5) ratifies an accord or composition in bankruptcy between Braskem and the respective creditors thereof; or (6) grants a judicial or extrajudicial recovery to Braskem, and in the case of any of (1) through (6), the order or decree remains unstayed and in effect for 45 days.

Payments of Principal and Interest

If any payment is due on the notes on a day that is not a business day, payment will be made on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original payment date to the next day that is a business day.

Further Issuances

Braskem Finance may from time to time, without notice to or consent of the noteholders, create and issue an unlimited principal amount of additional notes having the same terms and conditions as the original notes in all respects, except that the issue date, the issue price and the first payment of interest thereon may differ; provided, however, that unless such additional notes are issued under a separate CUSIP, such additional notes will be fungible with the original notes for U.S. federal income tax purposes or, if such additional notes are not fungible with the original notes for U.S. federal income tax purposes, neither the original notes nor the additional notes are issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Any such additional notes will form a single series and vote together with the previously outstanding notes for all purposes hereof.

Notices

For so long as notes in global form are outstanding, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If notes are issued in individual definitive form, notices to be given to holders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as they appear in the registrar’s records.

Trustee

The Bank of New York Mellon is the trustee under the indenture.

The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such indemnities, immunities and rights as are set forth in the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee, except as otherwise required by the Trust Indenture Act. In case an Event of Default has occurred and is continuing and a responsible officer of the trustee has received written notification thereof, the trustee will exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of such funds or adequate security or indemnity against such risk or liability is not assured to it.

Braskem and its affiliates may from time to time enter into normal banking and trustee relationships with the trustee and its affiliates.

Governing Law and Submission to Jurisdiction

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Each of the parties to the indenture will submit to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan in The City of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. Each of Braskem Finance Limited and Braskem has appointed National Corporate Research, Ltd., 10 East 40th Street, 10th Floor, New York, New York 10016, as its authorized agent upon which process may be served in any such action.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by Braskem Finance or Braskem under or in connection with the notes, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of Braskem, Braskem Finance or otherwise) by any holder of a note in respect of any sum expressed to be due to it from Braskem Finance or Braskem will only constitute a discharge of Braskem Finance or Braskem, as the case may be, to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any notes, Braskem Finance or Braskem, as the case may be, will indemnify such holder against any loss sustained by it as a result; and if the amount of U.S. dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting notes, be deemed to have agreed to repay such excess. In any event, Braskem Finance or Braskem as the case may be, will indemnify the recipient against the cost of making any such purchase.

For the purposes of the preceding paragraph, it will be sufficient for the holder of notes to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of Braskem Finance and Braskem, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of notes and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any notes.

CLEARANCE AND SETTLEMENT

Book-Entry Issuance

Except under the limited circumstances described in the accompanying prospectus, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

Each global note will be deposited directly with DTC, a securities depositary, and will be registered in the name of DTC’s nominee. Global notes may also be deposited indirectly with Clearstream, Luxembourg and Euroclear, as indirect participants of DTC. For background information regarding DTC and Clearstream, Luxembourg and Euroclear, see “—Depository Trust Company” and “—Clearstream, Luxembourg and Euroclear” below. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture. For an explanation of the situations in which a global note will terminate and interests in it will be exchanged for physical certificates representing the notes, see “Legal Ownership of Debt Securities—Global Securities” in the accompanying prospectus.

The registration of the global notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of beneficial holders to transfer the notes.

In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described in the accompanying prospectus, all references to “registered holders” of notes shall mean DTC. Braskem, Braskem Finance, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

Primary Distribution

Payment Procedures

Payment for the notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. Notes will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date.

Secondary Market Trading

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. If payment is made in U.S. dollars, settlement will be free of payment. If payment is made in other than U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Depository Trust Company

The policies of DTC will govern payments, transfers, exchange and other matters relating to the beneficial owner’s interest in the notes held by that owner. None of the trustee, any paying agent, transfer agent or registrar, nor we have any responsibility for any aspect of the actions of DTC or any of their direct or indirect participants. None of the trustee, any paying agent, transfer agent or registrar, nor we have any responsibility for any aspect of the records kept by DTC or any of their direct or indirect participants. In addition, none of the trustee, any paying agent, transfer agent or registrar, nor we supervise DTC in any way. DTC and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC and its participants are not obligated to perform these procedures and may modify them or discontinue them at any time. The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealer and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the

National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a registered holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

TAXATION

The following discussion summarizes certain Cayman Islands, Brazilian and U.S. federal income considerations that may be relevant to you if you invest in the notes. This summary is based on laws, regulations, rulings and decisions now in effect in the Cayman Islands, Brazil and the United States, which, in each case, may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Cayman Islands Tax Considerations

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Payments of interest and principal on the notes will not be subject to taxation in the Cayman Islands, and no withholding will be required on the payment of interest and principal to any holder of the notes. In addition, gains derived from the disposition of the notes will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the notes. The notes themselves (if in definitive form) will be stampable if they are executed in or brought into the Cayman Islands. An instrument of transfer in respect of a note is stampable if executed in or brought into the Cayman Islands.

Braskem Finance has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, obtained on January 15, 2008 an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

1999 Revision

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Law (1999 Revision), the Governor in Cabinet undertakes with Braskem Finance Limited (the “Company”).

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1.	on or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (1999 Revision).

3.	These concessions shall be for a period of twenty years from the date hereof.

Brazilian Taxation

The following discussion is a general description of certain Brazilian tax aspects of the notes applicable to an individual, entity, trust or organization that is not resident or domiciled in Brazil for purposes of Brazilian taxation (“Non-Resident Holder”) and does not purport to be a comprehensive description of all the tax aspects of the notes and does not address all of the Brazilian tax considerations relating to the acquisition, ownership and disposition of the notes applicable to any Non-Resident Holder. Therefore, each Non-Resident Holder should consult its own tax advisor concerning the Brazilian tax consequences in respect of the notes.

Investors should note that, as to the discussion below, other income tax rates or treatment may be provided for in any applicable tax treaty between Brazil and the country where the Non-Resident Holder is domiciled. Investors should also note that there is no tax treaty between Brazil and the United States. This summary does not address any tax issues that affect solely our company, such as deductibility of expenses.

Payments on the Notes made by Braskem Finance

Generally, a Non-Resident Holder is taxed in Brazil only when income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. In this circumstance, other income tax rates may be provided for in an applicable tax treaty between Brazil and the country of residence of the beneficiary. There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by Braskem as a guarantor to Non-Resident Holders.

Therefore, based on the fact that Braskem Finance is not considered for tax purposes to be domiciled in Brazil, any income (including interest and original interest discount, or OID, if any) paid by it in respect of the notes to Non-Resident Holders will not be subject to withholding or deduction in respect of Brazilian income tax or any other taxes, duties, assessments or governmental charges in Brazil, provided that such payments are made with funds held by Braskem Finance outside of Brazil.

Sale or other Taxable Disposition of Notes

Generally, capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets located in Brazil are subject to income tax in Brazil, according to Article 26 of Law No. 10,833, of December 29, 2003. Based on the fact that the notes are issued and registered abroad and, thus, will not fall within the definition of assets located in Brazil for purposes of Law No. 10,833, gains on the sale or the disposition of the notes made outside Brazil should not be subject to Brazilian taxes. However, given the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation will prevail in the courts of Brazil.

As a result, gains recognized by a Non-Resident Holder from the sale or other disposition of the notes to (i) a non-resident in Brazil in case the notes are deemed to be located in Brazil or (ii) a resident in Brazil may be subject to income tax in Brazil at a rate of 15%, or 25% if such Non-Resident Holder is located in a country that does not impose any income tax or which imposes it at a maximum rate lower than 20% (“Low or Nil Tax Jurisdiction”) or in a country or location where the local legislation does not allow access to information related to the shareholding composition of legal entities, to their ownership or to the identity of the effective beneficiary of the income attributed to non-residents, unless a lower rate is provided for in an applicable tax treaty between Brazil and the country where the Non-Resident Holder has its domicile.

Favorable Tax Jurisdictions

On June 4, 2010, Brazilian tax authorities enacted Normative Instruction No. 1,037 listing (1) the countries and jurisdictions considered as Low or Nil Tax Jurisdictions or where the local legislation does not allow access to information related to the shareholding composition of legal entities to their ownership or to the identity of the effective beneficiary of the income attributed to non-residents and (2) the “privileged tax regimes,” which definition is provided by Law No. 11,727, of June 23, 2008. Although we believe that the best interpretation of the current tax legislation could lead to the conclusion that the above mentioned “privileged tax regime” concept should apply solely for purposes of Brazilian transfer pricing and thin capitalization rules, we cannot assure you that subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of a “privileged tax regime” provided by Law No. 11,727 will also apply to a Non-Resident Holder on payments potentially made by a Brazilian source.

We recommend that you consult your own tax advisors from time to time to verify any possible tax consequences arising of Normative Ruling No. 1,037 and Law No. 11,727.

Payments on the Notes Made by Braskem as Guarantor

If Braskem is ever required, in its capacity as guarantor, to make any payment under the notes (including principal or interest) to a Non-Resident Holder, the Brazilian tax authorities could attempt to impose withholding income tax at the rate of 15% or 25% (depending on the nature of the payment and the location of the Non-Resident Holder).

In the event Braskem is required to withhold or deduct amounts for any taxes or other governmental charges imposed by Brazil, Braskem will pay such additional amounts as are necessary to ensure that the holders of the notes receive the same amount as such holders would have received without such withholding or deduction, subject to certain exceptions. See “Description of the Notes––Additional Amounts.”

Other Brazilian Tax Considerations

In addition to withholding income tax, Brazilian law imposes a Tax on Foreign Exchange Transactions (Imposto sobre Operações de Crédito, Câmbio e Seguro, ou relativas a Títulos e Valores Mobiliários), or IOF/Exchange, due on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, the IOF/Exchange rate for almost all foreign currency exchange transactions, including foreign exchange transactions in connection with payments under the guarantees by Braskem to Non-Resident Holders, is 0.38%. The Brazilian government is permitted to increase this rate at any time up to 25%. Any such increase in rates may only apply to future foreign exchange transactions and not retroactively.

Stamp, Transfer or Similar Taxes

Generally, there are no stamp, transfer or other similar taxes in Brazil applicable to the transfer, assignment or sale of the notes outside Brazil, nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by the Non-Resident Holder to individuals or entities domiciled or residing within such Brazilian states.

The above description is not intended to constitute a complete analysis of all Brazilian tax consequences relating to the ownership of notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

U.S. Federal Income Taxation

The following is a description of the principal U.S. federal income tax consequences of the acquisition, ownership, retirement or other disposition of notes by a holder thereof. This description only applies to notes held as capital assets by a “U.S. Holder” (as defined below) and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	persons that will own notes through partnerships or other pass-through entities;

•	dealers or traders in securities or currencies;

•	certain former citizens or long-term residents of the United States;

•	holders that will hold a note as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes; or

•	holders that have a functional currency other than the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership, retirement or other disposition of notes and does not address the U.S. federal income tax treatment of holders that do not acquire notes as part of this offering at their initial issue price, and does not address the U.S. federal income tax treatment of holders that acquire notes and subsequently tender Braskem Finance notes in connection with the tender offer that Braskem will commence immediately following the pricing of this offering. The “issue price” of a note is generally equal to the first price at which a substantial amount of notes are sold for money to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of notes.

This description is based on the Internal Revenue Code of 1986, as amended, or the “Code,” existing and proposed U.S. Treasury Regulations, or the “Regulations,” administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of notes who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

The notes are being issued by Braskem Finance, an entity that is disregarded as separate from Braskem for U.S. federal income tax purposes. Consequently, Braskem will be treated as the issuer and obligor of the notes for U.S. federal income tax purposes.

Classification of the Notes

A U.S. Holder may require Braskem Finance to repurchase their notes in the event of a Change of Control (see “Description of the Notes—Purchase of Notes Upon Change of Control Event”) at a premium. Under the contingent payment debt instrument Regulations, or the “CPDI Regulations,” the possibility of a contingent payment on a note may be disregarded if the likelihood of the contingent payment, as of the issue date, is remote or incidental. We believe that as of the expected issue date of the notes, the likelihood of a Change of Control is for this purpose remote and, therefore, we do not intend to treat the notes as contingent payment debt instruments, or CPDIs. Our determination, however, is not binding on the Internal Revenue Service or the “IRS,” and if the IRS were to challenge this determination, a U.S. Holder may be required to accrue income on the notes that such holder owns in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such notes before the resolution of the contingency. In the event that such contingency were to occur, it would affect the amount and timing of the income that a U.S. Holder recognizes. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof. This discussion assumes that the notes will not be treated as CPDIs.

Interest

It is expected and this discussion assumes that either the issue price of the notes will equal the stated principal amount of the notes or the notes will be issued with no more than a de minimis amount of OID. Therefore, interest paid to a U.S. Holder on a note, including any additional amounts with respect thereto as described under “Description of the Notes—Additional Amounts,” will be includible in such holder’s gross income as ordinary interest income in accordance with such holder’s usual method of tax accounting. In addition, interest on the notes will be treated as foreign source income for U.S. federal income tax purposes. Subject to certain conditions and limitations, Brazilian or other foreign taxes, if any, withheld on interest payments may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. Interest on the notes generally will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” As an alternative to the tax credit, a U.S. Holder may elect to deduct such taxes (the election would then apply to all foreign income taxes such U.S. Holder paid in that taxable year). The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange, Retirement or Other Disposition

Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition, other than accrued but unpaid interest which will be taxable as interest to the extent not previously included in income, and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, and any such gain or loss will generally be capital gain or loss. For a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder’s holding period for the notes exceeds one year (i.e., such gain is long-term capital gain). Any gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be treated as U.S. source gain or loss, as the case may be. Consequently, a U.S. Holder may not be able to claim a credit for any Brazilian or other foreign tax, if any, imposed upon a disposition of a note unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. The deductibility of capital losses is subject to limitations.

Substitution of the Issuer

Braskem Finance may, subject to certain conditions, be replaced and substituted by Braskem or any wholly owned subsidiary of Braskem as principal debtor (the “Substituted Issuer”) in respect of the notes (see “Description of the Debt Securities—Substitution of Braskem Finance, Braskem America Finance or Braskem Austria Finance as Issuer of the Debt Securities” of the accompanying prospectus), which may result in certain adverse tax consequences to holders. If the Substituted Issuer is organized in a jurisdiction other than the Cayman

Islands, the Substituted Issuer and Braskem will have an obligation to indemnify and hold harmless each holder and beneficial owner of the notes (a) against all taxes or duties which arise by reason of a law or regulation in effect or contemplated on the date such substitution becomes effective, which are incurred or levied against such holder or beneficial owner as a result of any substitution described under “Description of the Notes—Substitution of the Issuer” and which would not have been so incurred or levied had such substitution not been made, and (b) against all taxes or duties which are imposed on such holder or beneficial owner of the notes by any political subdivision or taxing authority of any country in which such holder or beneficial owner of the notes resides or is subject to any such tax or duty and which would not have been so imposed had the substitution not been made, in each case subject to certain exceptions. Holders are urged to consult their tax advisors regarding any potential adverse tax consequences that may result from a substitution of Braskem Finance.

U.S. Backup Withholding Tax and Information Reporting

A backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale or redemption of an obligation, to certain U.S. Holders. Information reporting generally will apply to payments of principal of, and interest on, notes, and to proceeds from the sale or redemption of, notes within the United States, or by a U.S. payor or U.S. middleman, to a U.S. Holder (other than an exempt recipient and certain other persons). The payor will be required to backup withhold on payments made within the United States, or by a U.S. payor or U.S. middleman, on a note to a U.S. Holder, other than an exempt recipient that has certified exempt status, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. The backup withholding tax rate is currently 28%.

Backup withholding is not an additional tax. A U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against such holder’s U.S. federal income tax liability and the U.S. Holder may be entitled to a refund, provided the required information is furnished to the IRS in a timely manner.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in the notes, subject to certain exceptions (including an exception for notes held in accounts maintained by financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the notes.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s ‘‘net investment income’’ (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross interest income and its net gains from the disposition of the notes, unless such interest or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in the notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership and disposition of the notes. Prospective purchasers of notes should consult their tax advisors concerning the tax consequences of their particular situations.

CERTAIN EMPLOYEE BENEFIT PLAN INVESTOR CONSIDERATIONS

The notes may be purchased and held by an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or other plan subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or an entity whose underlying assets include assets of any such plan. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or a violation of any similar law. Each purchaser and transferee of a note who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the note that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Banco Bradesco BBI S.A., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Principal Amount of Notes
Underwriters
Banco Bradesco BBI S.A.	US$
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Standard Chartered Bank.

Total	US$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the notes in the United States. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.

Standard Chartered Bank will not affect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this offering memorandum, which will be the eleventh business day following the date of the pricing of the notes. Because trades in the secondary market generally settle in three business days, purchasers who wish to trade bonds on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+11, to specify alternative settlement arrangements to prevent a failed settlement.

The notes are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the notes should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Braskem Finance except as set forth in the underwriting agreement.

Neither Braskem Finance nor the underwriters have represented that the notes may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

Commissions and Discounts

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$1,200,000. We have agreed with the underwriters to pay all fees and expenses related to the review and qualification of this offering by the FINRA and “blue sky” expenses.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

No Sales of Debt Securities

We have agreed that we will not, during a period of 30 days from the date of this prospectus supplement, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any U.S. dollar-denominated debt securities having a substantially similar tenor to the notes in capital markets outside Brazil without the prior written consent of the underwriters.

Electronic Offer, Sale and Distribution of Notes

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of notes for sale to their online brokerage customers. A prospectus supplement in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the related prospectus forms a part.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

All or some of the underwriters or affiliates of the underwriters are acting as agent or lender in credit facilities for us and our affiliates.

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund our purchase of certain outstanding notes of Braskem Finance acquired by HSBC Securities (USA) Inc. in a tender offer that it will commence immediately following the pricing of this offering. As a result of that tender offer, an affiliate of HSBC Securities (USA) Inc. may be a holder of certain outstanding notes of Braskem Finance and may receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds are being used, this offering will be conducted in accordance with FINRA Rule 5121.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus supplement in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances which do not require the publication by us of a prospectus supplement pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms for the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the PD 2010 Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and any other material in relation to the notes described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial

Market Supervisory Authority FINMA (the “FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus supplement” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus supplement with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, notes, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The notes offered in this offering memorandum have not been registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except: (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law; and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Chile

The offer of the notes will begin on October 21, 2013 and is subject to General Rule No. 336 of the Chilean Securities Commission (Superintendencia de Valores y Seguros de Chile, SVS). The notes being offered are not registered in the Securities Registry (Registro de Valores) or the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS and therefore, the notes are not subject to the supervision of the SVS. As unregistered securities, we are not required to disclose public information about the notes in Chile. The notes may not be publicly offered in Chile unless they are registered in the corresponding securities registry.

La oferta de los valores comienza el 21 de Octubre del 2013 y está acogida a la NCG 336 de fecha 27 de junio de 2012 de la Superintendencia de Valores y Seguros de Chile (la SVS). La oferta versa sobre valores noinscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que los valores no están sujetos a la fiscalización de dicho organismo. Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública al respecto de los valores. Estos valores no pueden ser objeto de oferta publica menos que sean inscritos en el registro de valores correspondiente.

Notice to Prospective Investors in Peru

The notes and the information contained in this offering memorandum are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the notes and therefore, the disclosure obligations set forth therein will not be applicable to the issuer or the sellers of the notes before or after their acquisition by prospective investors. The notes and the information contained in this offering memorandum have not been and will not be reviewed, confirmed, approved or in any way submitted to the Peruvian National Supervisory Commission of Companies and Securities (Comisión Nacional Supervisora de Empresas y Valores) nor have they been registered under the Securities Market Law (Ley del Mercado de Valores) or any other Peruvian regulations. Accordingly, the notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian regulations and complies with the provisions on private offerings set forth therein. The notes have been registered with the Superintendency of Banking, Insurance and Private Pension Funds (Superintendencia de Bancos, Seguros y Administradoras Privadas de Fondos de Pensiones) so that they could qualify as eligible instruments and be acquired by Peruvian Private Pension Funds Administrators.

Notice to Prospective Investors in the Netherlands

For selling restrictions in respect of the Netherlands, see “Notice to Prospective Investors in the European Economic Area” above and in addition:

(a) Specific Dutch selling restriction for exempt offers: Each initial purchaser has represented and agreed that it will not make an offer of the Notes which are the subject of the offering contemplated by this listing prospectus to the public in the Netherlands in reliance on Article 3(2) of the Prospectus Directive unless:

(i)	such offer is made exclusively to legal entities which are qualified investors (as defined in the Prospectus Directive and which includes authorized discretionary asset managers acting for the account of retail investors under a discretionary investment management contract) in the Netherlands; or

(ii)	standard exemption logo and wording are disclosed as required by article 5:20(5) of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “NLFMSA”); or

(iii)	such offer is otherwise made in circumstances in which article 5:20(5) of the NLFMSA is not applicable, provided that no such offer of the Notes shall require any Issuer or any initial purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expressions (i) an “offer of the Notes to the public” in relation to any Notes in the Netherlands; and (ii) “Prospectus Directive,” have the meaning given to them above in the paragraph headed “Notice to Investors in the European Economic Area.”

(b) Regulatory capacity to offer the Notes in the Netherlands: Each initial purchaser which did and does not have the requisite Dutch regulatory capacity to make offers or sales of financial instruments in the Netherlands has represented and agreed with the Issuers that it has not offered or sold and will not offer or sell any of the Notes of the relevant Issuer in the Netherlands, other than through one or more investment firms acting as principals and having the Dutch regulatory capacity to make such offers or sales.

EXPENSES

We estimate that our expenses in connection with the offering, other than underwriting discounts, commissions and fees, will be as follows:

Expenses	Amount
(in U.S. dollars)
SEC registration fee
Legal fees and expenses
Auditor fees and expenses
“Road show” and miscellaneous costs
Printing and engraving expenses

Total	US$

All amounts in the above table, except the SEC registration fee, are estimated and accordingly are subject to change. Some of these expenses are incurred in reais and were converted to U.S. dollars based on the exchange rate of R$                 to US$1.00, which is the selling exchange rate on                 , 2014 as reported by the Central Bank. We will pay all expenses related to the offering.

ENFORCEABILITY OF CIVIL LIABILITIES

Braskem Finance is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Braskem is a corporation organized under the laws of Brazil. All of the directors of Braskem Finance, all of the directors and officers of Braskem and some of the advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons, or to enforce against such persons judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

In the indenture pursuant to which the notes will be issued, Braskem and Braskem Finance will (1) agree that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, The City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the notes and the guarantees and, for such purposes, irrevocably submit to the non-exclusive jurisdiction of such courts, and (2) name an agent for service of process in the Borough of Manhattan, The City of New York.

Cayman Islands

We have been advised by Maples and Calder, our Cayman Islands counsel, that there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York or Brazil. However, the courts of the Cayman Islands will recognize and enforce a foreign judgment as the basis for a claim at common law in the Cayman Islands without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that such judgment is rendered by a foreign court of competent jurisdiction, imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been rendered, is final, is not in respect of taxes, a fine or a penalty and was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

Brazil

We have been advised by Pinheiro Neto Advogados, our Brazilian counsel, that judgments of non-Brazilian courts for the payment of money, including for civil liabilities predicated upon the laws of countries other than Brazil, including the U.S. securities laws, subject to certain requirements described below, may be enforced in Brazil. A judgment against either us or any other person described above obtained outside Brazil would be enforceable in Brazil against us or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), or STJ. That confirmation, generally, will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the jurisdiction where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made on the parties, which service must comply with Brazilian law if made in Brazil;

•	is final and therefore not subject to appeal;

•	is for a sum certain;

•	is authenticated by a Brazilian consular office with jurisdiction over the location of the court that issued the foreign judgment and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

The confirmation process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the laws of countries other than Brazil, including the U.S. securities laws.

We have also been advised that:

•	civil actions may be brought before Brazilian courts based on the federal securities laws of the United States and that, subject to applicable law, Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty, and provided further that Brazilian courts can assert jurisdiction over the particular action); and

•	the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the STJ and in the case of claims for collection of debts based on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits, which might not be the case of the notes and the guarantees).

We have been advised that, if the notes or the indenture were to be declared void by a court applying the laws of the State of New York, a judgment obtained outside Brazil seeking to enforce the guarantees may not be ratified by the STJ in Brazil.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for Braskem and Braskem Finance by White & Case LLP, U.S. counsel to Braskem and Braskem Finance, and for the underwriters by Clifford Chance LLP, U.S. counsel to the underwriters.

Certain matters of Brazilian law relating to the notes and the guarantees will be passed upon for Braskem and Braskem Finance by Pinheiro Neto Advogados, Brazilian counsel to Braskem and Braskem Finance, and for the underwriters by Lobo & de Rizzo Advogados, Brazilian counsel to the underwriters.

Certain matters of Cayman Islands law will be passed upon for Braskem Finance by Maples and Calder, Cayman Islands counsel to Braskem and Braskem Finance.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of its internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited consolidated interim financial information of Braskem S.A. and its subsidiaries as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012, incorporated by reference herein, PricewaterhouseCoopers Auditores Independentes has reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its report included in the Braskem Form 6-K furnished to the SEC on November 12, 2013, and incorporated by reference herein, states that it did not audit and it does not express an opinion on that unaudited consolidated interim financial information. Accordingly, the degree of reliance on its report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the unaudited consolidated interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Braskem S.A.

Debt Securities and Guarantees

Braskem Finance Limited	Braskem America Finance Company	Braskem Austria Finance GmbH

Guaranteed Debt Securities	Guaranteed Debt Securities	Guaranteed Debt Securities

Braskem S.A. may offer debt securities from time to time, and Braskem Finance Limited, Braskem America Finance Company and Braskem Austria Finance GmbH may each offer debt securities guaranteed by Braskem S.A. from time to time. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. A prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered.

We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in the prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2013.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to:

•	“Braskem,” refers to Braskem S.A.;

•	“we,” “us” and “our” generally refers to Braskem S.A. and its consolidated subsidiaries taken as a whole, unless the context requires otherwise;

•	“Braskem Finance” means Braskem Finance Limited; references to “Braskem America Finance” means Braskem America Finance Company; and references to “Braskem Austria Finance” means Braskem Austria Finance GmbH; and

•	references to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.

Additionally, references in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to the “prospectus” are to this prospectus and the applicable prospectus supplement taken together.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, Braskem may offer debt securities and Braskem Finance, Braskem America Finance and Braskem Austria Finance may offer debt securities guaranteed by Braskem in one or more offerings.

This prospectus provides you only with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus and our reports filed with the SEC that are incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

Our forward-looking statements may be influenced by numerous factors, including the following:

•	general economic, political and business conditions in our company’s markets, both in Brazil and abroad, including demand and prices for petrochemical products;

•	interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar;

•	the cyclical nature of the global petrochemical industry;

•	competition in the Brazilian and global petrochemical industries;

•	prices of naphtha, natural gas, propylene and other raw materials;

•	actions taken by our major shareholders;

•	the payment of dividends or interest on shareholders equity;

•	our ability to implement our financing strategy and to obtain financing on satisfactory terms;

•	the implementation of our principal operating strategies, including our potential participation in acquisition, divestiture or joint venture transactions or other investment opportunities;

•	our progress in integrating the operations of companies or assets that we may acquire in the future, so as to achieve the anticipated benefits of these acquisitions;

•	changes in laws and regulations, including, among others, laws and regulations affecting tax and environmental matters and import tariffs in other markets in which we operate or to which we export our products;

•	future changes in Brazilian policy and related actions undertaken by the Brazilian government;

•	decisions rendered in major pending or future tax, labor and other legal proceedings; and

•	other factors identified under “Risk Factors” in the reports filed with the SEC that are incorporated by reference in this prospectus.

Our forward-looking statements are not guarantees of future performance, and our actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

BRASKEM S.A.

We are the largest producer of thermoplastic resins in the Americas and the only producer of ethylene, polyethylene and polypropylene in Brazil as of the date of this prospectus. We produce a diversified portfolio of petrochemical and thermoplastic products and have a strategic focus on thermoplastic resins, including polyethylene, polypropylene and polyvinyl chloride, or PVC. We are also the sixth largest global producer by thermoplastic resin capacity and the largest producer of biopolymers worldwide. Our business operations are organized into four production business units, which correspond to its principal production processes and products. Our business units are as follows:

•	Basic Petrochemicals Unit. Our Basic Petrochemicals Unit owns and operates each of the basic petrochemicals production facilities located in the petrochemical complexes in Brazil and has one of the largest annual production capacities of all first generation producers in Latin America. This unit owns and operates the raw materials centers serving: (1) the petrochemical complex located in Camaçari in the State of Bahia, or the Northeastern Complex; (2) the petrochemical complex located in Triunfo in the State of Rio Grande do Sul; (3) the petrochemical complex located in Capuava in the State of São Paulo; and (4) the petrochemical complex located in Duque de Caxias in the State of Rio de Janeiro.

Our raw materials centers produce: (1) olefins, such as ethylene, polymer and chemical grade propylene, butadiene, isoprene and butene-1; (2) aromatics, such as benzene, toluene, and xylenes (including para-xylene, ortho-xylene and mixed xylene); (3) fuels, such as automotive gasoline and liquefied petroleum gas; (4) intermediates, such as cumene; and (5) other basic petrochemicals, such as ethyl tertiary butyl ether, solvent C9 and pyrolysis C9. The basic petrochemicals products of our Basic Petrochemicals Unit are used primarily in the manufacture of intermediate second generation petrochemical products, including those manufactured by our Polyolefins Unit and Vinyls Unit.

•	Polyolefins Unit. Our Polyolefins Unit has polyolefins production facilities located in each of the petrochemicals complexes in Brazil and has the largest annual production capacities of all second generation producers in Latin America. Our Polyolefins Unit produces (1) polyethylene, including low density polyethylene, linear low density polyethylene, or LLDPE (including LLDPE produced using “green” ethylene), high density polyethylene, or HDPE (including HDPE produced using “green” ethylene), ultra high molecular weight polyethylene; (2) polypropylene; and (3) ethyl vinyl acetate copolymer.

•	USA and Europe Unit. Our USA and Europe Unit has the largest annual polypropylene production capacity in the United States. Our USA and Europe Unit includes the operations of: (1) Braskem America Inc., or Braskem America, which consists of three polypropylene plants in the United States that we acquired from Sunoco Inc. (R&M) in April 2010 and two additional polypropylene plants in the United States that we acquired from Dow Chemical Company, or Dow, in September 2011; and (2) two polypropylene plants in Germany that we acquired from Dow in September 2011.

•	Vinyls Unit. We are the leading producer of PVC in Brazil. Our Vinyls Unit owns and operates plants located in the Northeastern Complex, and in Marechal Deodoro and Maceió in the State of Alagoas. Our Vinyls Unit is the only vertically integrated producer of PVC in Brazil. Our PVC production is integrated through our production of chlorine, ethylene and other raw materials. Our Vinyls Unit also manufactures caustic soda, which is used by producers of aluminum and paper.

We are a corporation (sociedade por ações) incorporated under the laws of Brazil on January 12, 1972. We were organized for an indefinite period of time. Our principal executive office is located at Avenida das Nações Unidas, 8501, São Paulo, SP, CEP 05425-070, Brazil, and our telephone number at this address is (55-11) 3576-9000.

BRASKEM FINANCE LIMITED

Braskem Finance is a direct wholly-owned Subsidiary of Braskem. Braskem Finance is a finance company and its business is to issue debt securities to fund the activities of Braskem and Braskem’s subsidiaries and affiliates. It has no other operations and no employees. Braskem Finance is an exempted company which was incorporated with limited liability under the laws of the Cayman Islands on December 28, 2007. Braskem Finance was incorporated for an indefinite term. The address of the registered office of Braskem Finance is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its principal executive office is located at Avenida das Nações Unidas, 8501, São Paulo, SP, CEP 05425-070, Brazil.

BRASKEM AMERICA FINANCE COMPANY

Braskem America Finance is a direct wholly-owned Subsidiary of Braskem America, and an indirect wholly-owned Subsidiary of Braskem. Braskem America Finance is a finance company and its business is to issue debt securities to fund the activities of Braskem and Braskem’s subsidiaries and affiliates. It has no other operations and no employees. Braskem America Finance is a corporation that was incorporated under the laws of the State of Delaware on July 7, 2011. Braskem America Finance was incorporated for an indefinite term. The address of Braskem America Finance is 1735 Market Street, 28th Floor, Philadelphia, Pennsylvania 19013.

BRASKEM AUSTRIA FINANCE GMBH

Braskem Austria Finance is a direct wholly-owned subsidiary of Braskem International GmbH, and an indirect wholly-owned subsidiary of Braskem. Braskem Austria Finance is a finance company and its business is to issue debt securities to fund the activities of Braskem and Braskem’s subsidiaries and affiliates and to hold interests in the capital of other companies. Braskem Austria Finance is a limited liability company that was incorporated under the laws of Austria on April 27, 2012. Braskem Austria Finance was incorporated for an indefinite term. The address of the registered office of Braskem Austria Finance is Lothringerstraße 16/8, Vienna, Austria.

USE OF PROCEEDS

Braskem

Unless otherwise indicated in an accompanying prospectus supplement, Braskem intends to use the net proceeds from the sale of its debt securities for general corporate purposes, including to repay debt.

Braskem Finance Limited

Unless otherwise indicated in an accompanying prospectus supplement, Braskem Finance intends to on-lend the net proceeds from the sale of the debt securities to Braskem and Braskem’s subsidiaries.

Braskem America Finance

Unless otherwise indicated in an accompanying prospectus supplement, Braskem America Finance intends to on-lend the net proceeds from the sale of the debt securities to Braskem and Braskem’s subsidiaries.

Braskem Austria Finance

Unless otherwise indicated in an accompanying prospectus supplement, Braskem Austria Finance intends to on-lend the net proceeds from the sale of the debt securities to Braskem and Braskem’s subsidiaries.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts with banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along to you, as an indirect holder, principal, interest and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any applicable prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that debt security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in this prospectus and any applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in our debt securities to find out, among other things:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	You cannot have the debt securities registered in your own name;

•	You cannot receive physical certificates for your interest in the debt securities;

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations in which a global security representing our debt securities will terminate are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Exchange Act, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or

•	any of the notes has become immediately due and payable in accordance with “Description of the Debt Securities — Events of Default.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding which institutions will be the initial direct holders.

DESCRIPTION OF THE DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance indentures that will govern the debt securities, other than pricing and related terms and other terms that will be disclosed in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in the applicable prospectus supplement. This summary is subject to, and qualified in its entirety by reference to, the provisions of such indenture, the debt securities and the prospectus supplement relating to each series of debt securities. In this summary, references to “Braskem” mean Braskem S.A. only and do not include any of our subsidiaries.

Indentures

Any debt securities that we issue will be governed by a document called an indenture. The indenture is a contract entered into between any one of us and a trustee, currently The Bank of New York Mellon, and in the case of Braskem indenture (as defined below), a principal paying agent, currently The Bank of New York Mellon Trust (Japan), Ltd. The trustee under an indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default on our obligations under the indenture or the debt securities, although there are some limitations on the extent to which the trustee acts on your behalf that are described under “— Events of Default”; and

•	Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you and sending notices to you.

Braskem will issue debt securities under an indenture we refer to as the Braskem indenture. Braskem Finance will issue debt securities guaranteed by Braskem under an indenture we refer to as the Braskem Finance indenture. Braskem America Finance will issue debt securities guaranteed by Braskem under an indenture we refer to as the Braskem America Finance indenture. Braskem Austria Finance will issue debt securities guaranteed by Braskem under an indenture we refer to as the Braskem Austria Finance indenture.

Each of the Braskem, Braskem Finance, Braskem America Finance and Braskem Austria Finance indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the Braskem, Braskem Finance, Braskem America Finance and Braskem Austria Finance indentures with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal or New York state court sitting in the borough of Manhattan in the City of New York, New York, United States and any appellate court from any thereof.

Types of Debt Securities

Together or separately, we may issue as many distinct series of debt securities under our indentures as are authorized by the corporate bodies that are required under applicable law and our corporate organizational documents to authorize the issuance of debt securities. Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body. This section summarizes material terms of the debt securities that are common to all series of debt securities and to each of the Braskem, Braskem Finance, Braskem America Finance and Braskem Austria Finance indentures, unless otherwise indicated in this section and in the prospectus supplement relating to a particular series of debt securities.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. Whenever we refer to defined terms of the indentures in this prospectus or in any prospectus supplement, those defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue the debt securities at par (or with a small discount), at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue the debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange or exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and any integral multiples of US$1,000 thereof.

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar.

If we designate additional transfer agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular transfer agent. Braskem may also approve a change in the office through which any transfer agent acts or choose to act as our transfer agent.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal (and premium, if any) and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York, New York. We may also choose to pay interest by mailing checks. Upon application by a holder to the specified office of the trustee or any paying agent not less than 10 business days before the due date for any payment in respect of a debt security, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City. We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may appoint paying agents outside the United States for a specific issuance of securities. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will, subject to any unclaimed property laws, be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the registrar’s records. In addition, if the debt securities of a series are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange.

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities issued under that indenture. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes include:

•	reduce the rate of interest on any debt security or extend the stated maturity of any payment of interest on any debt security;

•	reduce the principal amount of any debt security or extend the stated maturity of any payment of principal of (and premium, if any, on) any debt security;

•	reduce the amount payable upon the redemption of any debt security or change the time at which any debt security may be redeemed;

•	a change in the currency of any payment on a debt security or its place of payment;

•	a reduction in the principal amount of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity of a debt security following a default;

•	an impairment of the holder’s right to sue for payment of any amount due on a debt security;

•	a waiver of specified defaults in payment of principal of (and premium, if any, on) and interest on a debt security;

•	in the case of the Braskem Finance, Braskem America Finance or Braskem Austria Finance indenture, amend any provisions of the payment obligations under guarantees in a manner that would materially and adversely affect the holders;

•	a reduction in the percentage in principal amount of the outstanding debt securities the consent of the holders of which is needed to modify or amend the indenture or a debt security or waive compliance with various provisions of the indenture; and

•	make any change in the amendment or waiver provisions which require each holder’s consent.

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture. This type of change includes, without limitation, (1) establishing the form or terms of a new series of debt securities as permitted by each indenture, (2) clarifying ambiguities, omissions, defects and inconsistencies, (3) amending or supplementing the indenture and (4) making other changes that, in the case of each (2), (3) and (4), would not adversely affect the holders of outstanding debt securities under that indenture in any material respect, such as adding covenants, additional events of default or successor trustees.

Changes Requiring Majority Approval

Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture requires the approval by the holders of debt securities that together represent a majority of the outstanding principal amount of the particular series affected. This approval would also be required for us to obtain a waiver of all or part of any covenants described below under “— Certain Covenants” or in the applicable prospectus supplement, for us to obtain a waiver of a past default, or to rescind or annul a declaration of acceleration with respect to debt securities of any series before a judgment or decree for payment of the money due has been obtained by the trustee if subject to the conditions described in “Events of Default — Remedies Upon an Event of Default.” The required approval must be given by written consent. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities issued under that indenture described above under “— Changes Requiring Each Holder’s Approval” unless we obtain the consent of all holders of the debt securities issued under that indentures to the waiver.

Further Details Concerning Voting

Debt securities will not be considered outstanding, and therefore the holders of those debt securities will not be eligible to vote or take other action under the applicable indenture, if we have deposited or set aside in trust for the holders money for their payment or redemption. Debt securities will also not be eligible to vote or take other action under the applicable indenture if they have been defeased as described under “— Defeasance and Discharge.” Debt securities held by Braskem, Braskem Finance, Braskem America Finance, Braskem Austria Finance or their affiliates are not considered outstanding.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. This period may be shortened or lengthened (but not beyond 180 days).

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “— Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity.

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed at any time, (1) the particular debt securities to be redeemed will be chosen by the trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which debt securities of the applicable series are listed or if such securities exchange has no requirement governing redemption or the debt securities of the applicable series are not then listed on a securities exchange, on a pro rata basis or by lot (or, in the case of debt securities issued in global form, subject to the applicable procedures of the depositary), and (2) the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If debt securities of any series are redeemed in part, the remaining outstanding amount of any debt security of that series must be at least equal to U.S.$2,000 and be an integral multiple of U.S.$1,000.

In the event that we exercise an option to redeem any debt securities, we will give to the trustee and the holders written notice of the principal amount of the debt securities to be redeemed, not less than five business day nor more than 60 calendar days before the applicable redemption date. We will give the notice in the manner described above under “— Notices.”

Optional Tax Redemption

Unless otherwise indicated in the applicable prospectus supplement, we will have the option to redeem, in whole but not in part, any series of debt securities if:

•	as a result of a change in, or amendment to, any laws or regulations:

•

in the case of a series of debt securities issued or guaranteed by Braskem under the Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance indentures, Braskem or any successor has or will become obligated to pay additional amounts, as described below under “— Payment of Additional Amounts,” with respect to that series of debt securities or the related guarantee in excess of the additional amounts that Braskem or any successor would pay if payments in respect of that series of debt securities or the guarantee were subject to deduction or withholding for Brazilian Taxes (as defined under “— Payment of Additional Amounts”) at a rate of (1) 15% generally in case of any taxes imposed by Brazil, or (2) 25% in case of taxes imposed by Brazil on amounts paid to residents of countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws of that country or location impose restrictions on the disclosure of (x) shareholding composition; (y) the ownership of the investment; or (z) the beneficial ownership of income paid to non-resident persons, pursuant to Law No. 9,779, dated January 19, 1999;

•	in the case of a series of debt securities issued by Braskem Finance under the Braskem Finance indenture, Braskem Finance or any successor has or will become obligated to pay additional amounts with respect to that series of debt securities in respect of deduction or withholding for Cayman Islands Taxes (as defined under “— Additional Amounts”); or

•	in the case of a series of debt securities issued by Braskem Austria Finance under the Braskem Austria Finance indenture, Braskem Austria Finance or any successor has or will become obligated to pay additional amounts with respect to that series of debt securities in respect of deduction or withholding for Austrian Taxes (as defined under “— Additional Amounts”);

in any such case, as a result of such change in, or amendment to, such laws or regulations that occur on or after the date of the indenture for the applicable series of debt securities in the jurisdiction in which Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance or their respective successors, as applicable, are incorporated or any political subdivision or governmental authority thereof or therein having power to tax; and

•	the obligation cannot be avoided by Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance or their respective successors, as applicable, after taking reasonable measures to avoid it. For this purpose, “reasonable” measures do not include any change in the jurisdiction of incorporation or organization or location of the principal executive office or registered office of Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance or their respective successors, as applicable.

If the debt securities are redeemed, the redemption price for the debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the applicable prospectus supplement for such debt securities. Furthermore, we must give you between five business days and 60 calendar days’ notice before redeeming the debt securities (except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date).

Open Market Purchases

Subject to any restrictions described in the applicable prospectus supplement, we or our affiliates may at any time purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

Unless otherwise indicated in the applicable prospectus supplement, all payments in respect of the debt securities issued thereunder and the related guarantee, if any, will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of Brazil (“Brazilian Taxes”), the Cayman Islands (in the case of securities issued under the Braskem Finance indenture) (“Cayman Islands Taxes”), or Austria (in the case of securities issued under the Braskem Austria Finance indenture) (“Austrian Taxes”), a successor jurisdiction or any political subdivision or authority therein or thereof having power to tax, unless Braskem, Braskem Finance or Braskem Austria Finance, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Braskem, Braskem Finance or Braskem Austria Finance, as applicable, will pay to each holder such additional amounts as may be necessary in order that every net payment made by Braskem, Braskem Finance or Braskem Austria Finance, as applicable, on each debt security of that series or the related guarantee after deduction or withholding for or on account of any Brazilian Taxes, Cayman Islands Taxes or Austrian Taxes, as the case may be, will not be less than the amount then due and payable on such debt security or the related guarantee. Notwithstanding the foregoing, none of Braskem, Braskem Finance, or Braskem Austria Finance will have to pay additional amounts:

i.	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of its having some present or former connection with (1) Brazil, (2) the Cayman Islands, in the case of debt securities issued under the Braskem Finance indenture, or (3) Austria, in the case of debt securities issued under the Braskem Austria Finance indenture, other than the mere holding of the debt security and the receipt of payments with respect to the debt security or the related guarantee;

ii.	in respect of any tax, assessment or other governmental charge that would not have been so imposed but for the presentation by a holder for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is made, whichever occurs later;

iii.	in respect of any tax, duty, assessment or other governmental charge to the extent that such tax, duty, assessment or other governmental charge would not have been imposed but for the failure of a holder or beneficial owner to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands (in the case of securities issued under the Braskem Finance indenture), Austria (in the case of securities issued under the Braskem Austria Finance indenture), if (a) such compliance is required or imposed by law as a precondition to exemption from all or a part of such tax, duty, assessment or other governmental charge and (b) Braskem, Braskem Finance, or Braskem Austria Finance, as applicable, has given the holders at least 30 days’ notice that holders will be required to comply with such requirement;

iv.	in respect of any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

v.	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

vi.	in respect of any tax, assessment or other governmental charge that would have been avoided by such holder presenting the relevant debt security (if presentation is required) or requesting that such payment be made to another paying agent, if applicable, in a member state of the European Union;

vii.	in respect of any tax, assessment or other governmental charge that is payable other than by deduction or withholding from payments of principal of(and premium, if any, on) or interest on the debt security of the applicable series; or

viii.	in respect of any combination of the above.

Notwithstanding anything to the contrary in the preceding paragraph, Braskem, Braskem Finance, Braskem America Finance, Braskem Austria Finance and any Paying Agent, the Trustee, the Principal Paying Agent or any other Person will be entitled to make any deduction or withholding without any liability, and will not be required to pay any additional amounts with respect to any such deduction or withholding, imposed on or in respect of any Note pursuant to Section 1471 through Section 1474 of the Code (“FATCA”), any treaty, law, regulation or other official guidance enacted by any jurisdiction in which we are organized, or in which payments on the Notes are made, or any successor jurisdiction or any political subdivision or authority therein or thereof having power to tax (each such jurisdiction, a “Taxing Jurisdiction”), implementing FATCA, or any agreement between us, the Trustee, the Principal Paying Agent or a Paying Agent and the United States, a Taxing Jurisdiction, or any authority of any of the foregoing implementing FATCA.

The applicable prospectus supplement may describe additional circumstances in which we would not be required to pay additional amounts.

The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, none of Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance will be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, registration or the making of payments in respect of the debt securities and the guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Brazil, the Cayman Islands, the United States or Austria, as the case may be, other than those resulting from, or required to be paid in connection with, the enforcement of the debt securities and the guarantee following the occurrence of any default or Event of Default.

No additional amounts will be paid with respect to a payment on any debt security or the guarantee to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive payment of the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the debt securities or the related guarantee.

Any reference in this prospectus or the applicable prospectus supplement, the applicable indenture or the debt securities to principal of (and premium, if any, on) or interest on the debt securities or the guarantees by Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, will be deemed to include any additional amount, unless the context requires otherwise, that may be payable in respect of such principal (and premium, if any, on), or interest.

Certain Covenants of Braskem

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Braskem will covenant that Braskem will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any person, unless:

•	the person formed by such consolidation or into which Braskem is merged (if not Braskem or any of its subsidiaries) or the person that acquires by conveyance, transfer or lease all or substantially all of the properties or assets of Braskem, which we refer to as the “successor person,” will expressly assume, by a supplemental indenture to the indenture, all obligations of Braskem under the applicable indenture and the debt securities or guarantee, as applicable, issued under that indenture;

•	immediately after giving effect to such transaction, no Event of Default with respect to any debt security issued under the applicable indenture will have occurred and be continuing;

•	Braskem has delivered to the trustee under the applicable indenture:

•	a certificate signed by an executive officer of Braskem stating that such consolidation, merger, conveyance, transfer or lease complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with; and

•	an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with; and

•	the successor person, if not organized and existing under the laws of Brazil, will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the debt securities, and to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary to ensure that the net amounts receivable by holders of the debt securities or guarantee of Braskem, as applicable, after any such withholding or deduction will not be less than the amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the debt securities or guarantees in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “— Payment of Additional Amounts,” in relation to the successor jurisdiction; provided that notwithstanding anything to the contrary in this paragraph, the successor guarantor will be entitled to make any deduction or withholding, and will not be required to pay any additional amounts with respect to any such deduction or withholding, imposed on or in respect of any debt security pursuant to FATCA, any treaty, law, regulation or other official guidance enacted by the Cayman Islands, Brazil or Austria, as the case may be, any jurisdiction in which the successor guarantor is organized or in which payments on the debt securities are made (each such jurisdiction, a “Successor Guarantor Taxing Jurisdiction”), implementing FATCA, or any agreement between the successor guarantor, Braskem Finance or a paying agent and the United States, a Successor Guarantor Taxing Jurisdiction or any authority of any of the foregoing implementing FATCA.

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Braskem under the debt securities or guarantee of Braskem, as applicable, with the same effect as if the successor person had been named as the issuer or guarantor, as applicable, of the debt securities issued under the applicable indenture.

If the conditions described above are satisfied, Braskem will not need to obtain the consent of the holders in order to merge or consolidate or convey, transfer or lease all or substantially all of its properties or assets to any other person. Also, Braskem will not need to satisfy these conditions if Braskem enters into other types of transactions, including the following:

•	any transaction in which Braskem acquires the stock or assets of another person;

•	any transaction that involves a change of control of Braskem, but in which Braskem does not merge or consolidate; and

•	any transaction in which Braskem sells or otherwise disposes of less than substantially all of its assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Braskem will covenant that for so long as any debt securities remain outstanding under the applicable indenture, Braskem will not, and will not permit any Significant Subsidiary to, create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it or on any Capital Stock of any Significant Subsidiary securing any Indebtedness of Braskem or any Significant Subsidiary, other than a Permitted Lien, without in any such case effectively providing that the outstanding debt securities (together with, if Braskem so determines, any other Indebtedness of Braskem) are secured equally and ratably with or prior to such secured Indebtedness for so long as such Indebtedness is so secured. For the definitions of capitalized terms used in this paragraph, see “— Certain Defined Terms.”

Notwithstanding the definition of “Subsidiary,” solely for purposes of this “Limitation on Liens” covenant (but not the definition of “Consolidated Total Assets”), a corporation, association, partnership or other business entity that constitutes a joint venture or similar entity between Braskem and/or one or more of its Subsidiaries, on the one hand, and one or more persons, on the other, and that would otherwise be a Subsidiary will not be deemed to be a Subsidiary (and, therefore, not subject to this “Limitation on Liens” covenant); provided that such joint venture or similar entity is not fully consolidated in the financial statements of Braskem (and instead is proportionately consolidated under CVM Instruction No. 247, as amended, or any successor provision because it is jointly controlled by Braskem and/or its Subsidiaries, on the one hand, and such other persons, on the other); and provided, further, that the Indebtedness secured or to be secured by Liens is incurred to finance the business of such joint venture or similar entity or property or assets owned or hereafter acquired, directly or indirectly, by it.

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Substitution of Braskem Finance, Braskem America Finance or Braskem Austria Finance as Issuer of the Debt Securities

Braskem Finance (in the case of the Braskem Finance indenture), Braskem America Finance (in the case of the Braskem America Finance indenture), or Braskem Austria Finance (in the case of the Braskem Austria Finance indenture), may, without the consent of any holder of the debt securities, be substituted by (a) Braskem or (b) any Wholly-owned Subsidiary of Braskem as principal debtor in respect of the debt securities (in that capacity, the “Substituted Issuer”); provided that the following conditions are satisfied:

(1) such documents will be executed by the Substituted Issuer, Braskem Finance (in the case of the Braskem Finance indenture), Braskem America Finance (in the case of the Braskem America Finance indenture), or Braskem Austria Finance (in the case of the Braskem Austria Finance indenture), Braskem and the trustee as may be necessary to give full effect to the substitution, including a supplemental indenture under which the Substituted Issuer assumes all of the obligations of Braskem Finance, Braskem America Finance or Braskem Austria, as applicable, under the applicable indenture and the debt securities and, unless Braskem’s then-existing guarantee remains in full force and effect, a substitute guarantee issued by Braskem in respect of the debt securities (collectively, the “Issuer Substitution Documents”);

(2) if the Substituted Issuer is organized in a jurisdiction other than (x) the Cayman Islands (in the case of the Braskem Finance indenture), (y) Austria (in the case of the Braskem Austria Finance indenture), or (z) Delaware (in the case of the Braskem America Finance indenture), the Issuer Substitution Documents will contain covenants (i) to ensure that each holder of the debt securities has the benefit of a covenant in terms corresponding to the obligations of Braskem Finance, Braskem Austria Finance or Braskem America Finance, as applicable, in respect of the payment of additional amounts (but replacing references to the Cayman Islands, Austria, or Delaware, as applicable, with references to such other jurisdiction) and (ii) to indemnify each holder and beneficial owner of the debt securities against all taxes or duties that (a) arise by reason of a law or regulation in effect or contemplated on the effective date of the substitution that are incurred or levied against such holder or beneficial owner of the debt securities as a result of the substitution and that would not have been so incurred or levied had the substitution not been made, and (b) are imposed on such holder or beneficial owner of the debt securities by any political subdivision or taxing authority of any country in which such holder or beneficial owner of the debt securities resides or is subject to any such tax or duty and that would not have been so imposed had the substitution not been made, in each case subject to similar exceptions set forth under clauses (i) through (viii) under “— Additional Amounts,” mutatis mutandis; provided, that any holder making a claim with respect to such tax indemnity is required to provide Braskem Finance, Braskem Austria Finance, or Braskem America Finance, as applicable, with notice of such claim, along with supporting documentation, within four weeks of the announcement of the substitution of Braskem Finance, Braskem Austria Finance or Braskem America Finance, as applicable, as issuer; provided further, that notwithstanding anything to the contrary in this paragraph, the Substituted Issuer will be entitled to make any deduction or withholding, and will not be required to pay any additional amounts with respect to any such deduction or withholding, imposed on or in respect of any debt security pursuant to FATCA, any treaty, law, regulation or other official guidance enacted by the Cayman Islands,

Brazil or Austria, as the case may be, any jurisdiction in which the Substituted Issuer is organized or in which payments on the debt securities are made (each such jurisdiction, a “Substituted Issuer Taxing Jurisdiction”), implementing FATCA, or any agreement between the Substituted Issuer, Braskem or a paying agent and the United States, a Substituted Issuer Taxing Jurisdiction or any authority of any of the foregoing implementing FATCA;

(3) Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, will deliver, or cause the delivery, to the trustee of opinions from internationally recognized counsel in the jurisdiction of organization of the Substituted Issuer and the State of New York as to the validity, binding effect and enforceability of the Issuer Substitution Documents and specified other legal matters, as well as an officer’s certificate as to compliance with the provisions described under this section;

(4) the Substituted Issuer will appoint a process agent in the Borough of Manhattan in The City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with the debt securities, the applicable indenture and the Issuer Substitution Documents;

(5) no Event of Default under the applicable indenture has occurred or is continuing; and

(6) the substitution will comply with all applicable requirements under the laws of the jurisdiction of organization of the Substitute Issuer, Brazil and the Cayman Islands (in the case of the Braskem Finance indenture), Delaware (in the case of the Braskem America Finance indenture), or Austria (in the case of the Braskem Austria Finance indenture).

Upon the execution of the Issuer Substitution Documents, any substitute guarantees and compliance with the other conditions in the applicable indenture relating to the substitution, the Substituted Issuer will be deemed to be named in the debt securities as the principal debtor in place of Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, and Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, will be released from all of its obligations under the debt securities and the applicable indenture.

Not later than 10 business days after the execution of the Issuer Substitution Documents, the Substituted Issuer will give notice thereof to the holders of the debt securities.

Notwithstanding any other provision of the applicable indenture, Braskem (unless it is the Substituted Issuer) will do or cause to be done all acts and things and promptly execute and deliver any documents or instruments, including any substitute guarantees and a legal opinion of internationally recognized Brazilian counsel, that may be required, or that the trustee may reasonably request, to ensure that Braskem’s guarantees are in full force and effect for the benefit of the holders and beneficial owners of the debt securities following the substitution.

Defeasance and Discharge

The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities.

Full Defeasance

Braskem, Braskem Finance (in the case of securities issued under the Braskem Finance indenture), Braskem America Finance (in the case of securities issued under the Braskem America Finance indenture), and Braskem Austria Finance (in the case of securities issued under the Braskem Austria Finance indenture) will be legally released from any payment and other obligations on the debt securities of the applicable series, except for various obligations described below (such release is referred to as “full defeasance”), provided that Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:

•	Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the applicable series a combination of money and non-callable U.S. government or U.S. government agency debt securities or bonds that, in the opinion of an internationally recognized firm of independent public accountants or investment bank, will generate enough cash without consideration of any reinvestment to make interest, principal (and premium, if any) and any other payments on the debt securities of the applicable series on their various due dates.

•	Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, must deliver to the trustee a legal opinion of our counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then-current U.S. federal income tax law Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, may make the above deposit without causing you to be taxed on the debt securities of the applicable series any differently than if Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, did not make the deposit and instead repaid the debt securities itself of the applicable series.

If Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance ever accomplished full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities of the applicable series. You could not look to Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance for repayment in the unlikely event of any shortfall. However, even if Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance takes these actions, a number of our obligations relating to the debt securities of the applicable series will remain, including to register the transfer and exchange of debt securities and to replace mutilated, destroyed, lost or stolen debt securities.

Covenant Defeasance

Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, can make the same type of deposit described above and be released from all or some of the covenants and certain Events of Default that apply to the debt securities of that particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and debt securities set aside in trust to repay the debt securities of that series. In order to achieve covenant defeasance, Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, would be required to take all of the steps described above under “— Full Defeasance,” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.

If Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, were to accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities of the applicable series would no longer apply:

•	certain covenants applicable to the series of debt securities described herein and in the applicable prospectus supplement; and

•	the first and second Events of Default described below under “— Events of Default — What Is an Event of Default?” with respect to Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, and the third and fourth Events of Default described below under “— Events of Default — What Is an Event of Default?” with respect to any Significant Subsidiary.

If Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities of the applicable series if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities of the applicable series become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Ranking

The applicable prospectus supplement will indicate whether the debt securities of a particular series are subordinated to any of our other debt obligations. If they are not subordinated, they will rank equally with all our other unsecured and unsubordinated indebtedness. Unsecured debt securities will effectively be subordinated to our secured indebtedness.

Events of Default

Each indenture provides that you will have special rights if you hold debt securities issued under that indenture and an event of default occurs under that indenture and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “Event of Default” with respect to any series of debt securities means any of the following, unless otherwise specified in the applicable prospectus supplement:

(1)	failure to pay any interest on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal of (including premium, if any, on) any of the debt securities of that series on the date when due upon its Stated Maturity, upon redemption, or otherwise.

(2)	Braskem, Braskem Finance (in the case of securities issued under the Braskem Finance indenture), Braskem America Finance (in the case of securities issued under the Braskem America Finance indenture), or Braskem Austria Finance (in the case of securities issued under the Braskem Austria Finance indenture) fails to comply with any of its other covenants or agreements in respect of the debt securities of that series or the applicable indenture (other than those referred to in the foregoing clause (1)) and such failure continues for a period of 60 days after Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, receives a notice of default from the trustee or holders of 25% of the principal amount of the outstanding debt securities of the affected series;

(3)	Braskem pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (2) applies for or consents to the entry of an order for relief against it in an involuntary case; (3) applies for or consents to the appointment of a custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; (5) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (6) files for a reorganization of its debts (judicial or extrajudicial recovery);

(4)	A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against Braskem in an involuntary case; (2) appoints a custodian of Braskem or for any substantial part of the property of Braskem; (3) orders the winding up or liquidation of Braskem; (4) adjudicates Braskem as bankrupt or insolvent; (5) ratifies an accord or composition in bankruptcy between Braskem and the respective creditors thereof; or (6) grants a judicial or extrajudicial recovery to Braskem, and in the case of any of (1) through (6), the order or decree remains unstayed and in effect for 45 days; or

(5)	the occurrence of any other Event of Default described in the applicable prospectus supplement.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the applicable indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Braskem, Braskem Finance (in the case of securities issued under the Braskem Finance indenture), Braskem America Finance (in the case of securities issued under the Braskem America Finance indenture), or Braskem Austria Finance (in the case of securities issued under the Braskem Austria Finance indenture) will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of its officers or directors, as the case may be, that will either certify that, to their knowledge, it is in compliance with the applicable indenture and the debt securities of each series issued thereunder or specify any default.

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and has not been cured, the trustee may, or at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of the applicable series will, declare all unpaid principal of (and premium, if any, on) and accrued and unpaid interest on all debt securities of that series to be due and payable immediately, and upon any such declaration, such amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Braskem, the unpaid principal of (and premium, if any, on) and accrued and unpaid interest on the debt securities under the applicable indenture will be automatically accelerated, without any declaration or action by the trustee or any holder.

Each of the situations described above is called an acceleration of maturity. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities of that series, provided that (1) Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, has paid or deposited with the trustee under the applicable indenture a sum sufficient to pay (a) all overdue interest on all of the debt securities of the applicable series, (b) the principal of (and premium, if any, on) any debt securities of the applicable series that has become due (other than amounts due solely because of the acceleration), (c) interest upon overdue interest on such overdue interest as provided in the applicable indenture and supplemental indenture (to the extent that payment of this interest is lawful), and (d) all sums paid or advanced by the trustee under the applicable indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (2) all other Events of Default with respect to the debt securities of the applicable series have been cured or waived, other than the nonpayment of principal that has become due solely because of acceleration.

The trustee is not required under any of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate security or indemnity against such risk or liability is not assured to it.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities of any series, the following must occur:

•	you must give the trustee under the applicable indenture written notice that an event of default has occurred and remains uncured;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the applicable series must not have given the trustee directions that are inconsistent with the written request of the holders that the trustee take action because of the default.

However, under each indenture, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date if it has not been paid in full by Braskem, Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel a declaration of acceleration.

Waiver of Past Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any past default for the debt securities of that series, except for payment defaults and other defaults that cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Certain Defined Terms

The following is a summary of certain defined terms used in each of the Braskem, Braskem Finance, Braskem America Finance and Braskem Austria Finance indentures. Reference is made to the relevant indenture for the full definition of all such terms as well as other capitalized terms used in this section of this prospectus for which no definition is provided.

“Advance Transaction” means an advance from a financial institution involving either (1) a foreign exchange contract (ACC — Adiantamento sobre Contrato de Câmbio) or (2) an export contract (ACE — Adiantamento sobre Contrato de Exportação).

“Capital Lease Obligations” means, with respect to any person, any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation will be the capitalized amount thereof, determined in accordance with GAAP; and the “Stated Maturity” thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any person, any and all shares of stock, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or non-voting), such person’s equity including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Consolidated Total Assets” means the total amount of assets of Braskem and its Subsidiaries as set forth in the most recent financial statements delivered by Braskem to the trustee in accordance with the terms of the applicable indenture, after giving pro forma effect to any acquisition or disposition of companies, divisions, lines of businesses, operations or assets by Braskem and its Subsidiaries subsequent to such date and on or prior to the date of determination.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Event of Default” is has the meaning specified in “Description of the Debt Securities — Event of Default.”

“GAAP” means, as elected from time to time by Braskem, (1) collectively, the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by the applicable regulators, including the CVM, as well as technical releases issued the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), (2) International Financial Reporting Standards, or (3) accounting practices generally accepted in the United States, in each case, as in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or other obligation of any person and any obligation, direct or indirect, contingent or otherwise, of such person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option, forward or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

“Indebtedness” means, with respect to any person (a “Debtor”), without duplication:

(a) the principal of (and premium, if any, on) (1) indebtedness of such person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable (but excluding trade accounts payable or other short-term obligations to suppliers or customers payable within 360 days, in each case arising in the ordinary course of business);

(b) all Capital Lease Obligations of such person;

(c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable or other short-term obligations to suppliers or customers payable within 360 days, in each case arising in the ordinary course of business);

(d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(e) all Hedging Obligations;

(f) all obligations of the type referred to in clauses (a) through (d) above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other persons that are customers or suppliers of such person for which such person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such person does not, or is not required to, make payment in respect thereof); and

(g) all obligations of the type referred to in clauses (a) through (e) above of other persons secured by any Lien on any property or asset of such Debtor other than the Capital Stock of such other person (whether or not such obligation is assumed by such Debtor), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP.

“investment” means, with respect to any person, any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

“Non-Recourse Indebtedness” means Indebtedness (or any portion thereof) of a Subsidiary of Braskem (the “Non-Recourse Debtor”) used to finance (i) the creation, development, construction, improvement or acquisition of projects, properties or assets and any increases in or extensions, renewals or refinancings of such Indebtedness or (ii) the operations of projects, properties or assets of such Non-Recourse Debtor or its Subsidiaries; provided that the recourse of the lender thereof (including any agent, trustee, receiver or other person acting on behalf of such entity) in respect of such Indebtedness is limited (other than in respect of the Braskem Recourse Amount (as defined below)) to the Non-Recourse Debtor, any debt securities issued by the Non-Recourse Debtor, the Capital Stock of the Non-Recourse Debtor, and any assets, receivables, inventory, equipment, chattels, contracts, intangibles, rights and any other assets of such Non-Recourse Debtor and its Subsidiaries connected with the projects, properties or assets created, developed, constructed, improved, acquired or operated, as the case may be, in respect of which such Indebtedness has been incurred; provided, further, that if such lender additionally has contractual recourse to Braskem or to any Subsidiary of Braskem (other than the Non-Recourse Debtor and its Subsidiaries) for the repayment of any portion of such Indebtedness (such portion, the “Braskem Recourse Amount”), then the Braskem Recourse Amount will not constitute Non-Recourse Indebtedness and Braskem will be deemed to have incurred Indebtedness in an aggregate principal amount equal to the Braskem Recourse Amount.

“Original Issue Discount Security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

“Permitted Liens” means:

(1) any Lien existing on the date of the applicable indenture, and any extension, renewal or replacement thereof or of any Lien referred to in clauses (2), (3), (4) or (11) below; provided, however, that the aggregate principal amount of Indebtedness so secured is not increased, other than any increase reflecting premiums, fees and expenses in connection with such extension, renewal or replacement;

(2) any Lien on any property or assets (including Capital Stock of any person) securing Indebtedness incurred for purposes of financing the acquisition, construction or improvement of such property or assets including related transaction fees and expenses (or securing Indebtedness incurred to refinance a bridge or other interim financing that is initially incurred for the purpose of financing such acquisition, construction or improvement of such property or assets including related transaction fees and expenses) after the date of the applicable indenture; provided that (a) the aggregate principal amount of Indebtedness secured by the Liens will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (b) the Lien is incurred before, or within 365 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of Braskem or any Significant Subsidiary; provided further that any Lien is permitted to be incurred on the Capital Stock of any person securing any Indebtedness of that person that is (x) Non-Recourse Indebtedness, and (y) incurred for purposes of financing the acquisition, construction or improvement of any property or assets of such person;

(3) any Lien securing Indebtedness for the purpose of financing all or part of the cost of the acquisition, construction or development of a project; provided that (a) the Lien in respect of such Indebtedness is limited to assets (including Capital Stock of the project entity), rights and/or revenues of such project, (b) the aggregate principal amount of Indebtedness secured by the Liens will not exceed (but may be less than) the cost (i.e., purchase price) of the project, and (c) the Lien is incurred before, or within 365 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of Braskem or any Significant Subsidiary;

(4) any Lien existing on any property or assets of any person before that person’s acquisition by, merger into or consolidation with Braskem or any Subsidiary after the date of the applicable indenture; provided that (a) the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation, (b) the Indebtedness secured by the Liens may not exceed the Indebtedness secured on the date of such acquisition, merger or consolidation, in each case, taking into account any accrued interest or monetary variation, (c) the Lien will not apply to any other property or assets of Braskem or any of its Subsidiaries and (d) the Lien will secure only the Indebtedness that it secures on the date of such acquisition, merger or consolidation;

(5) any Lien imposed by law that was incurred in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(6) any pledge or deposit made in connection with workers’ compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which Braskem or any Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Braskem or any Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;

(7) any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of Braskem or any Subsidiary in the ordinary course of business;

(8) any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by GAAP;

(9) minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of Braskem or any Subsidiary, and which are made on customary and usual terms applicable to similar properties;

(10) any rights of set-off of any person with respect to any deposit account of Braskem or any Subsidiary arising in the ordinary course of business and not constituting a financing transaction;

(11) any Lien granted to secure borrowings from, directly or indirectly, (a) Banco Nacional de Desenvolvimento Econômico e Social — BNDES, Banco do Nordeste do Brasil S.A. or any other Brazilian governmental development bank or credit agency or (b) any international or multilateral development bank, government-sponsored agency, export-import bank or agency, or official export-import credit insurer;

(12) any Liens securing obligations under hedging agreements not for speculative purposes;

(13) any Lien on the inventory or receivables and related assets of Braskem or any Subsidiary securing the obligations of such person under any lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate amount of receivables securing Indebtedness will not exceed (a) with respect to transactions secured by receivables from export sales, 80% of Braskem’s consolidated gross revenues from export sales for the most recently concluded period of four consecutive fiscal quarters; or (b) with respect to transactions secured by receivables from domestic sales, 80% of such Person’s consolidated gross revenues from sales for the most recently concluded period of four consecutive fiscal quarters; provided, further, that Advance Transactions will not be deemed transactions secured by receivables for purpose of the above calculation;

(14) Liens securing obligations owed by any Restricted Subsidiary of Braskem to Braskem or one or more Restricted Subsidiaries of Braskem and/or by Braskem to one or more such Restricted Subsidiaries; and

(15) in addition to the foregoing Liens set forth in clauses (1) through (14) above or otherwise permitted by this covenant, Liens securing Indebtedness of Braskem or any Subsidiary (including, without limitation, guarantees of Braskem or any Subsidiary) that do not in aggregate principal amount, at any time of determination, exceed 15.0% of Consolidated Total Assets.

For the avoidance of doubt, a Permitted Lien need not be permitted solely by reference to a single clause permitting such Lien, but may be permitted in part by such clause and in part by one or more other clauses of the definition of Permitted Lien.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Restricted Subsidiary of Braskem which at the time of determination either (1) had assets which, as of the date of Braskem’s most recent quarterly consolidated balance sheet, constituted at least 10% of Braskem’s total assets on a consolidated basis as of such date, or (2) had revenues for the 12-month period ending on the date of Braskem’s most recent quarterly consolidated statement of operations which constituted at least 10% of Braskem’s total revenues on a consolidated basis for such period.

“Stated Maturity” when used with respect to any debt security or any installment of principal thereof or interest thereon, means the date specified in such debt security as the fixed date on which the principal of such debt security or such installment of principal or interest is due and payable.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Braskem, (b) Braskem and one or more Subsidiaries or (c) one or more Subsidiaries.

“Unrestricted Subsidiary” means (i) Braskem Idesa S.A.P.I., Braskem Idesa Servicios S.A. de C.V., Polietilenos de America, S.A., Polipropileno de Sur, S.A. and any Subsidiary which as of the date of the applicable indenture has consolidated assets not exceeding 1% of Braskem’s Consolidated Total Assets, and (ii) any corporation, association, partnership or other business entity that is not a Subsidiary as of the date of the applicable indenture but which (a) becomes a Subsidiary following the date of the applicable indenture and (b) at any time of determination has no Indebtedness other than (x) Non-Recourse Debt, and (y) Braskem Recourse Amounts.

“Wholly-owned Subsidiary” means a Subsidiary of which at least 95% of the Capital Stock (other than directors’ qualifying shares) is owned by Braskem or another Wholly-owned Subsidiary.

DESCRIPTION OF THE GUARANTEES

Braskem unconditionally and irrevocably guarantees each of the debt securities issued by Braskem Finance, Braskem America Finance or Braskem Austria Finance, respectively, and all obligations due under the related indentures. The following description summarizes the general terms and provisions of the guarantees that are provided by Braskem in each of the Braskem Finance Indenture, the Braskem America Finance Indenture and the Braskem Austria Finance Indenture. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of such indenture.

Pursuant to the Braskem Finance Indenture, the Braskem America Finance Indenture, or the Braskem Austria Finance Indenture, as applicable, Braskem has irrevocably and unconditionally agreed, from time to time upon the receipt of notice from the trustee that Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, has failed to make the required payments under a series of debt securities and the Braskem Finance, Braskem America Finance or Braskem Austria Finance indenture, as applicable, to make any required payment, whether of principal, interest or any other amounts. The amount to be paid by Braskem under the guarantee will be an amount equal to the amount of the payment Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable, fails to make.

The obligations of Braskem under the guarantees will rank:

•	equal in right of payment to all other existing and future senior unsecured debt of Braskem subject to certain statutory preferences under applicable law, including labor and tax claims;

•	senior in right of payment to Braskem’s subordinated debt; and

•	effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of Braskem’s subsidiaries (other than Braskem Finance, Braskem America Finance or Braskem Austria Finance, as applicable) and jointly controlled companies and to secured debt of Braskem to the extent of such security.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of its internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited consolidated interim financial information of Braskem S.A. and its subsidiaries as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012, incorporated by reference herein. PricewaterhouseCoopers Auditores Independentes has reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its report included in the Braskem Form 6-K furnished to the SEC on November 12, 2013, and incorporated by reference herein, states that it did not audit and it does not express an opinion on that unaudited consolidated interim financial information. Accordingly, the degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the unaudited consolidated interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes within the meaning of Sections 7 and 11 of the Act.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, White & Case LLP will provide an opinion regarding the validity of the debt securities and guarantees, if applicable, and the authorization of the debt securities issued by Braskem America Finance, if applicable, under New York law; Pinheiro Neto Advogados will provide an opinion regarding the authorization of the debt securities and guarantees of Braskem under Brazilian law; Maples and Calder will provide an opinion regarding the authorization of the debt securities issued by Braskem Finance Limited, if applicable, under Cayman Islands law; and Baker & McKenzie Diwok Hermann Petsche Rechtsanwälte GmbH special Austrian counsel to Braskem Austria Finance will provide an opinion regarding the authorization of the debt securities issued by Braskem Austria Finance, if applicable, under Austrian law.

ENFORCEABILITY OF CIVIL LIABILITIES

Brazil

Braskem is a corporation (sociedade por ações) incorporated under the laws of Brazil. Braskem has been advised by Pinheiro Neto Advogados, its Brazilian counsel, that judgments of non-Brazilian courts for the payment of money, including for civil liabilities predicated upon the laws of countries other than Brazil, including the U.S. securities laws, subject to certain requirements described below, may be enforced in Brazil. A judgment against either Braskem or any other person described above obtained outside Brazil would be enforceable in Brazil against it or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), or STJ. That confirmation, generally, will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the jurisdiction where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made on the parties, which service must comply with Brazilian law if made in Brazil;

•	is final and therefore not subject to appeal;

•	is for a sum certain;

•	is authenticated by a Brazilian consular office with jurisdiction over the location of the court that issued the foreign judgment and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

The confirmation process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, Braskem cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the laws of countries other than Brazil, including the U.S. securities laws.

Braskem has also been advised that:

•	civil actions may be brought before Brazilian courts based on the federal securities laws of the United States and that, subject to applicable law, Brazilian courts may enforce such liabilities in such actions against it (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty, and provided further that Brazilian courts can assert jurisdiction over the particular action); and

•	the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the STJ and in the case of claims for collection of debts based on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits, which might not be the case of the debt securities and the guarantees).

Braskem has been advised that, if the notes or the indenture were to be declared void by a court applying the laws of the State of New York, a judgment obtained outside Brazil seeking to enforce the guarantees may not be ratified by the STJ in Brazil.

Cayman Islands

Braskem Finance is an exempted company which was incorporated with limited liability under the laws of the Cayman Islands. Braskem Finance has been advised by Maples and Calder, Cayman Islands counsel to Braskem Finance and Braskem, that there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York or Brazil. However, the courts of the Cayman Islands will recognize and enforce a foreign judgment as the basis for a claim at common law in the Cayman Islands without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that such judgment is rendered by a foreign court of competent jurisdiction, imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been rendered, is final, is not in respect of taxes, a fine or a penalty and was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

Austria

Braskem Austria Finance is a limited liability company (Gesellschaften mit beschränkter Haftung) incorporated under the laws of Austria. Braskem Austria Finance has been advised by Baker & McKenzie Diwok Hermann Petsche Rechtsanwälte GmbH, Austrian counsel to Braskem Austria Finance and Braskem, that the Austrian rules of civil procedure materially differ from those applicable in the United States (including, but not limited to, court fees dependent on the amounts claimed and payable upon filing of a claim, or compensation of the prevailing party’s attorney’s fees, no discovery procedure). Compensation for damages may not be claimed under Austrian law on the same merits or in the same amount as compared to damages claimed under U.S. law. All of Braskem Austria Finance’s directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of Braskem Austria Finance’s or such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Braskem Austria Finance or such persons or to enforce against them, judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Currently, no treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, between the United States and Austria in civil and commercial matters is in force. There is also no applicable ordinance of the Austrian government in place. Therefore, a judgment rendered by any (federal or state) court in the United States against Braskem Austria Finance, whether or not solely predicated upon U.S. securities laws, will not be enforceable in Austria. Accordingly, the subject matter upon which a judgment has been obtained in a U.S. court must be re-litigated before Austrian courts in accordance with applicable Austrian Civil Procedure Laws (Zivilprozessordnungf). Enforcement procedures can be initiated under the Austrian Enforcement Act (Exekutionsordnung) only after having obtained a final judgment before Austrian courts.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 8, 2013, containing our audited consolidated financial statements as of December 31, 2012 and 2011 and for the three years ended December 31, 2012;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our current report on Form 6-K furnished to the SEC on November 12, 2013 containing our unaudited consolidated interim financial statements as of September 30, 2013 and for the nine-month periods ended September 30, 2013 and 2012;

•	our current report on Form 6-K furnished to the SEC on December 16, 2013 containing (1) our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the nine months ended September 30, 2013 and (2) a statement regarding the computation of our ratio of earnings to fixed charges; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Braskem’s Investor Relations Department located at Avenida das Nações Unidas, 8,501, São Paulo, SP — CEP 05425-070 Brazil (telephone: (55-11) 3576-9000).

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.